Exhibit 10.2

NAME OF COMPANY	HERE WE SEOUL LIMITED (the “Company”)
REGISTERED OFFICE	30/F GRAVITY 29 HING YIP ST KWUN TONG KLN HK
TO: BANK OF CHINA (HONG KONG) LIMITED

CERTIFIED EXTRACT OF THE MINUTES OF BOARD MEETING OF THE COMPANY

1.	The Chairman reported that Bank of China (Hong Kong) Limited (the “Bank”) had agreed to make available certain banking facilities (the “Facilities”) supported by the SME Financing Guarantee Scheme guaranteed by The HKMC Insurance Limited (“HKMCI”) to the Company upon the terms and conditions set out in a facility letter dated 2023/10/27 issued by the Bank (the “Facility Letter”), copy(ies) of which was/were tabled. The Chairman reported that it was a term of the Facility Letter that the following document(s) (the “Document(s)”) (copies of which was/were then tabled) had to be executed by the Company and delivered to the Bank before the Facilities would become available to the Company:

Name of the Document(s)

●	Direct Debit Authorization

●	The Form of Acceptance of Conditions for the issue of Guarantee by HKMCI

●	The Application Form for the issue of Guarantee by HKMCI

2.	Discussion then took place on the terms of the tabled documents. Each of the Directors declared the nature and extent of his/her interest and if applicable, the interest of any entity connected with him/her (in each case, if any and whether direct or indirect) in the transaction, arrangement or contract to the other Directors in accordance with the requirements of its constitutional documents and the applicable law.

3.	The Chairman confirmed that the Company was solvent and that the entering into of the Facility Letter and the Document(s) by the Company would not render the Company unable to pay its debts.

4.	IT WAS RESOLVED that:

(1)	it is in the best interest of the Company, to its benefit and in furtherance of its objects that the Facilities as set out in the Facility Letter be obtained from the Bank.

(2)	the terms of the Facility Letter and the Document(s) in the forms tabled be and are hereby approved, where any Document(s) have to be executed by way of deed, such Document(s) may be executed in accordance with Companies Ordinance (Cap. 622) or where any Document(s) are to be executed under seal, the seal of the Company be affixed to such Document(s) in accordance with the constitutional documents of the Company and any - ( ) of the person(s) named below (“the Authorized Signatory(ies)”) be and is/are hereby authorized to sign on behalf of the Company the Facility Letter and the Document(s), such other documents relating to the Facility Letter and/or the Document(s) and do such other things as such Authorized Signatory(ies) may deem necessary and proper in connection there with.

Authorized Signatory(ies)		Specimen Signature

Mr/Ms	WONG YING YEUNG	/s/ WONG YING YEUNG

Mr/Ms	YOUNG YUEN YI	/s/ YOUNG YUEN YI

Mr/Ms

(3)	any ONE (01) of the Authorized Signatory(ies) or the authorized signatories (with signing arrangement) set out in the Company’s account mandate for Current/Savings Account No. ----------,------, with the Bank shall have the authority to give drawdown notice(s) in such form acceptable to the Bank relating to the Facilities;

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(4)	any actions taken by any Director and/or any of the abovementioned Authorized Signatory(ies) prior to the date hereof in connection with the transactions contemplated by any of the foregoing resolutions be and are hereby adopted, approved, confirmed and ratified; and

(5)	any Director may, from time to time, on behalf of the Company agree with the Bank to vary and/or accept variation of the terms (including any change in the purpose of: any extension of or any increase in any facility or the addition of any new facility) of the Facility Letter and/or the Document(s) and/or confirm the effectiveness of the Document(s) and, in this respect, execute (under hand or by way of deed) any document (including new or supplemental facility/guarantee/security documents and/or confirmations) and do such other things as such Director may deem necessary and proper in connection therewith unless and until the Bank shall have received a certified extract of the Minutes of Board Resolutions signed by a Director of the Company notifying the Bank any changes in the arrangement.

As the Chairman of the meeting, I hereby certify that the foregoing is an up-to-date, true and correct extract of the minutes of the meeting of the board of directors of the Company held on __________(of which due notice thereof has been given to all directors of the Company). I further certify that the foregoing resolutions, which have been duly passed and minuted in accordance with the constitutional documents of the Company and the applicable law and have not been revoked, are in full force, validity and effect.

Dated this 27 day of Nov, 2023
/s/ WONG YING YEUNG
Chairman
(Name in block letters: WONG YING YEUNG)

Singnature(s) Verified by:

/s/ Yun Ka Ki Catharine
Name:	Yun Ka Ki Catharine 8827348

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BANK OF CHINA (HONG KONG)

Ref: L/CCA/305/23/100734-00/F/8884246

Date : 27 October 2023

HERE WE SEOUL LIMITED (the “Borrower”)

Important Notice:

This Facility Letter sets out the terms and conditions upon which our bank would provide banking facilities to the Borrower under the SME Financing Guarantee Scheme (the “Scheme”) guaranteed by The HKMC Insurance Limited (“HKMCI”). The Borrower and the Guarantor(s) are advised (i) to note and understand the declaration and notes contained in the Application, the Acceptance of Conditions and the related legal documentation before execution, (ii) to read and understand the terms and conditions under this Facility Letter before accepting this Facility Letter, and (iii) to seek independent legal advice before signing this Facility Letter and/or any security document to which any of them is a party.

Dear Sirs,

Re: General Banking Facilities granted under the Scheme.

Futher to om recent discussions, the Bank is pleased to grant the following general banking facility(ies) (the “Facility(ies)”) to the Borrower under the Scheme, subject to the Bank’s General Terms and Conditions for General Banking Facilities and Loan Facility(ies) (as amended from time to time, the “General Terms”) and the terms and conditions as stated below. Words and expressions defined in the General Terms shall have the same meanings when used in this Facility Letter. Any appendix hereto forms an integral pait of this Facility Letter.

1.1	Non-revolving Facility Amount

Term Loan	Up to HKD9,000,000.00	■	Please refer to Appendix I for other terms and conditions.

1.2	Purpose:

Proceeds from the Facility shall be used to pay wages and rents by the Borrower. In addition to paying wages and rents, Borrower may use the proceeds from the Facility to meet imminent 1ieeds in working capital.

1.3	Commitment:

Notwithstanding any provisions of this Facility Letter, the General Terms (if applicable) or any other documents between the Borrower and the Bank to the contrary, the Bank may at any time without prior notice modify, cancel or suspend the Facility/Facilities at its sole discretion including, without limitation, canceling any unutilized facilities and declaring any outstanding amount to be immediately due and payable.

1.4	Availability:

Subject to all the security or documents listed out in the section of “Conditions Precedent / Collateral Security(ies)” have been satisfied, the Facilities are available for drawing by the Borrower within 30 days from the date of the Notification of Result of Application for Financing Guarantee issued by HKMCI (the “Notification”).

Bank of China (Hong Kong) Limited Loans Division 12/E, Bank of China Center, Olympian City, 11 Hoi Fai Road, West Kowloon, Hong Kong. Website: www.bochk.com

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BANK OF CHINA (HONG KONG)

Ref: L/CCA/305/23/100734-00/F/8884246

1.5	Expiry of the Facilities:

Each of the Revolving Facilities and the Non-revolving Facility shall be cancelled and ceased to be operated after the guarantee period as stated in the relevant guarantee (covering either the Revolving Facilities or the Non-revolving Facility) issued by HKMCI pursuant to the Scheme (the “Guarantee”). All outstandings under the relevant Facilities shall be fully repaid on or before the last day of the relevant guarantee period.

2.	Conditions Precedent/ Collateral Security(ies)

Subject to the compliance with all the requirements specified in the Notification by the Borrower, the receipt of all the following condition precedent documents in form and substance satisfactory to the Bank and in the absence of any Event of Default or prospective Event of Default, the Facility(ies) shall be made available for drawdown or utilization by the Borrower:-

2.1	A duly signed copy of this Facility Letter indicating the Borrower’s and the security providers’ acceptance of the Facility(ies) on the terms and conditions set out in this Facility Letter;

2.2	Direct Debit Authorization duly executed by the relevant account holder(s) for Term Loan;

2.3	Continuing personal guarantee(s) executed/to be executed by the following guarantor(s) in the Bank’s favour to cover the Facilities to be granted by the Bank to the Borrower, provided that the total liability of each guarantor under the guarantee shall not be less than the guaranteed amount stated below, together with interest and any other money set out in the guarantee:-

Name of the Guarantor	Guaranteed Amount
WONG YING YEUNG	Unlimited Extent
YOUNG YUEN YI	Unlimited Extent

2.4	Copy, certified by a director, of each of the following documents of the Borrower:

▪	Certificate of Incorporation.
▪	Memorandum and Articles of Association or other constitutional documents (if any) .
▪	List of directors with their specimen signatures.
▪	Current Business Registration Certificate (if any).

2.5	If any of the Borrower/ the guarantor(s) / security provider(s) is a limited company, the relevant shareholder and board resolutions for the execution of the facility/security documents to which it is a party and certified copies of the constitutional documents of that company;

2.6	The Application for Non-revolving Facility prescribed by HKMCI for the Guarantee (“the Application”) duly completed and signed by the Borrower and the Guarantor(s), and submitted to bank for on-forwarding to HKMCI.

2.7	The Acceptance of Conditions for the Issue of a Guarantee (which is the form prescribed by HKMCI from time to time containing conditions for the issue of a Guarantee for acceptance by the Borrower the issuance of a Guarantee, the “Acceptance Form”) duly completed and signed by the Borrower and submitted to the Bank for on- forwarding to HKMCI.

2.8	The Notification(s) duly issued by HKMCI specifying its decision to grant an approval-in-principle for the issuance of a Guarantee for 100% of Non-revolving Facility Amount.

2.9	The Borrower has submitted to the Bank the Borrower’s audited account(s) of its latest financial year which has been duly certified by the auditor of the Borrower (if the Borrower is a company within the meaning of the Companies Ordinance (Cap. 622) or the financial statements of its latest financial year including a certified balance sheet and profit and loss account, as the case may be, to the Bank for assessment.

Bank of China (Hong Kong) Limited Loans Division 12/E, Bank of China Center, Olympian City, 11 Hoi Fai Road, West Kowloon, Hong Kong. Website: www.bochk.com

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BANK OF CHINA (HONG KONG)

Ref: L/CCA/305/23/100734-00/F/8884246

2.10	HKMCI has issued the Guarantee(s) for the Non-revolving Facility for a guarantee limit not exceeding 100% of the Facility Amount in favour of the Bank in accordance with the Scheme, and the fulfillment and compliance in full of all special conditions specified in the Guarantee. For the avoidance of doubt but without prejudice to the other provisions of this paragraph, the Bank may withhold the granting of the Facility at any time should any of the conditions precedent or criteria set out in the Guarantee issued by HKMCI have not been duly complied with or fulfilled to the satisfaction of HKMCI (including without limitation the payment of the Guarantee Fee).

2.11	Such other documents as the Bank and/or HKMCI may request including but not limited to all the necessary application documents and the relevant supporting documents including any documents reasonably required by the HKMCI in a Request for Further Information prescribed by HKMCI and/or those as may be required to evidence any and all licenses, authorizations, consents or approvals necessary for the performance by the Borrower or the security provider(s) of their respective obligations under this Facility Letter and the security documents.

3.	Representations, Warranties and Covenants:

3.1.	In addition to the Borrower’s representations, warranties and covenants to the Bank as set out in the Schedule attached to this Facility Letter, the Borrower and the Guarantor(s) (where applicable) hereby confirm and undertake the following:

▪	Each of the Borrower and the Guarantor(s) hereby acknowledges, agrees and authorises that the Bank. and its related bodies may disclose and/or transfer my/our personal data and other information from time to time in its possession to HKMCI in relation to the Facilities, the application for financing under the Scheme, the relevant guarantee given by the Guarantor(s), the Borrower and/or any Guarantor and other related purposes;

▪	The Borrower (including its partners where the Borrower is a partnership) shall give a written consent to permit the representatives and appointed agents of the Bank and/or HKMCI, to access, inspect and take copies of all books, records, accounts and any other information relating to the Borrower’s business, whether in the paper, electronic or any other form or medium from time to time; and the Borrower shall ensure that any individual who is a signatory of the Application or any other individual whose personal data may otherwise be included in the loan file relating to a Facility shall give a written consent to permit disclosure of personal data to the Bank and the HKMCI for the purposes of such Facility and the relevant Guarantee;

▪	The Borrower agrees that the use of the Facilities is subject to the terms and conditions of the Scheme and undertakes that it shall not use any proceeds of the Facilities, whether in whole or in part, for (i) paying, repaying, restructuring or repackaging any loans, credit facilities or payment obligations (including loans that are ref<med to as classified loans by Hong Kong Monetary Authority from time to time, except facilities guaranteed under the Special Loan Guarantee Scheme) of the Borrower, its subsidiaries or its Related Entities (as defined in the Application of the Scheme); and/or (ii) financing and/or re-financing the acquisition of any business installation, machinery, equipment or other asset that was in the ownership, control or possession of the Borrower, its subsidiaries and/or its Related Entities (whether as owner or otherwise), existing before the date on which the application for the Facilities is received by the Bank, or existing at the time of each drawdown of the Facilities or otherwise;

▪	The Borrower undertakes to submit to the Bank the books, records, accounts and any other information relating to the Borrower’s business, whether in the paper, electronic or any other form or medium from time to time;

Bank of China (Hong Kong) Limited Loans Division 12/E, Bank of China Center, Olympian City, 11 Hoi Fai Road, West Kowloon, Hong Kong. Website: www.bochk.com

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BANK OF CHINA (HONG KONG)

Ref: L/CCA/305/23/100734-00/F/8884246

▪	The Borrower shall not do or permit to be done anything which would prejudice or jeopardize the rights of the Bank or HKMCI, or both, in respect of the Facilities;

▪	The Borrower shall not create, or permit to be created or subsist, any subsequent charges or encumbrances ranking in priority to or pari passu with any security that may be given to or held by the Bank for the Facilities;

▪	The Borrower and all the persons giving the security or guarantee to support/secure the obligation of the Borrower hereunder, hereby acknowledge that the rights of HKMCI, as guarantor under the Guarantee, shall at all time rank in priority to the rights and remedies of such security providers. Each of the Borrower and the security providers undertake that it shall not exercise in any manner or to any extent its rights or remedies against the Borrower or such person or in relation to any such security or guarantee, including but not limited to any right of subrogation or contribution which it has or may have in law or equity or under, pursuant to or in connection with the relevant security documents, or otherwise, unless and until the Bank and HKMCI has fully and unconditionally recovered all amounts paid by the HKMCI under the relevant Guarantee or unless and until the HKMCI otherwise consents in writing, and (2) shall not assert against the HKMCI any right of contribution or any analogous rights and remedies;

▪	The Borrower shall not during the Guarantee Period sell, sub-lease, charge, part with possession of or otherwise deal with (whether in whole or in part) any business installations and equipment and/or other assets referred to in the Application or Facility Letter as to be acquired with any of the proceeds of the relevant Facility without the prior written consent of the Bank and HKMCI, and, if the foregoing has not been complied with, the Borrower shall ensure that all the proceeds or sums realised or generated as a result shall be paid direct to the Bank for application in or towards payment and discharge of the outstanding under the Facilities;

▪	the Borrower is not carrying on the business of a Bank or otherwise providing funds available for borrowing in any way or an affiliate (as defined in the Application under SME Financing Guarantee Scheme of The HKMC Insurance Limited (the “Application”) of the Bank;

▪	the Borrower is a company, sole proprietorship, partnership or unincorporated body of persons (where applicable) which has business operation in Hong Kong and has been registered and remains duly registered for can-ying on a business in Hong Kong under the Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) and has been in operation for at least one year in Hong Kong as of the date of this application;

▪	the Borrower does not have any of its shares listed on The Stock Exchange of Hong Kong Limited (whether on its Main Board or the Growth Enterprise Market) or any similar exchanges in or outside Hong Kong;

▪	the Borrower hereby undertakes to inform the Bank if there is any material change of shareholding/equity interest which affects the Personal Guarantee(s) provided to the HKMCI and the Bank as declared under Patt B of the Application;

▪	the Borrower’s consent is hereby given for the HKMCI’s access to (and make copies of) all books, records, accounts and any other information concerning the Borrower or the Borrower’s business, whether in paper, electronic or any other form or medium, that is in the possession, custody or control of the Bank specified in Part C of the Application, if any, for the purpose of processing the application, monitoring the performance of the Facility prior to the expiry of the Guarantee conducting due diligence review, processing a request for payment under the Scheme and other related purposes;

▪	the Borrower has not failed to repay a loan, interest or other payments, or any part thereof, in accordance with the relevant facility, whereby the indebtedness remains outstanding for more than sixty (60) days after the relevant repayment or payment date: (a) as evidenced by the latest report issued by any credit information provider(s) made available to the Bank and which is issued not earlier than thirty (30) days prior to the date of submission of the Application Form to the HKMCI; or (b) in respect of any facility granted by the Bank, with reference to the Bank’s records, external credit information searches (as appropriate) (collectively, the “Outstanding Default”);

Bank of China (Hong Kong) Limited Loans Division 12/E, Bank of China Center, Olympian City, 11 Hoi Fai Road, West Kowloon, Hong Kong. Website: www.bochk.com

6

BANK OF CHINA (HONG KONG)

Ref: L/CCA/305/23/100734-00/F/8884246

▪	the Borrower hereby undertakes to inform the HKMCI and the Bank if any of the information provided by the Borrower is no longer valid or accurate. The Borrower undertakes to repay in full all the outstanding amounts with respect to the Facilities under the Scheme, with interest, prior to the expiry of the Guarantee, within such time specified upon notification by the HKMCI or the Bank, if any information provided by the Borrower in connection with the Application, is no longer valid or accurate, or found to be false/no longer valid or accurate. The Borrower acknowledges that the HKMCI and the Bank reserve the right to take any actions, including legal actions, deemed appropriate against the Bo1TOwer for furnishing false information;

▪	without prejudice to any rights and remedies that the Bank or the HKMCI may have, the Borrower acknowledges that the HKMCI may forthwith request the Bank to suspend the Facility, and the Bank shall act accordingly, in the event that the HKMCI is in the opinion that the Borrower is:

(a)	in breach of any of the undertakings given herein;
(b)	in breach of any of the terms and conditions mentioned in the Acceptance of Conditions under the Scheme; or
(c)	no longer in compliance with, or has not complied with any terms and conditions set out in this Facility Letter(s); and

▪	each signatory to the Application and this Facility Letter for and on behalf of the Borrower hereby declares and confirms that such signatory has the requisite authority and is duly authorised (in the case of a Borrower which is a company) in accordance with the memorandum and articles of association and/or other corporate approvals of the Borrower or (in the case of a Borrower which is a partnership) by all partners of such partnership to execute the Application and this Facility Letter which shall be binding on the Borrower

3.2.	The Guarantor(s) and the security provider(s), who provide any security to support/secure the obligations of the Borrower hereunder, confirm that if they have provided guarantee(s) or other security to support/secure other facilities of the Borrower granted by the Bank, any amounts received thereform after a demand has been made hereunder may at the sole discretion of the Bank be applied to settle any outstanding hereunder or thereunder.

Currently, the Borrower represents that (i) the Borrower is not (or is not in any way related to) any of the directors, employees, controllers or minority shareholder controllers of Bank of China (Hong Kong) Limited (“BOCHK”) or their relatives or BOCHK within the meaning of Rule 85 of Banking (Exposure Limits) Rules (Cap 155S of the Laws of Hong Kong); (ii) the Borrower is not (or is not in any way related to) (a) the senior management and key staff of BOCHK or their relatives, (b) subsidiaries, affiliates and other entities over which BOCHK is able to exert control or (c) the controllers, minority shareholder controllers, directors, senior management and key staff of the subsidiaries, affiliates and other entities mentioned in (b) above or their relatives within the meaning of Hong Kong Monetary Authority Supervisory Policy CR-G-9 and (iii) the Borrower is not a connected patty to BOCEK and/or Bank of China Limited under the applicable rules of the Shanghai Stock Exchange, China Banking Regulatory Commission, Hong Kong Exchanges & Clearing Limited. If the Facility(ies) is/are guaranteed/secured or to be guaranteed/secured by any guarantee or security from any third party, the Bo1wwer also represents that none of such third parties is so related or be such a party as mentioned above. The Borrower undertakes that if the Borrower or any such third party becomes so related or be such a patty as mentioned above, the Borrower will promptly notify the Bank in writing.

Bank of China (Hong Kong) Limited Loans Division 12/E, Bank of China Center, Olympian City, 11 Hoi Fai Road, West Kowloon, Hong Kong. Website: www.bochk.com

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BANK OF CHINA (HONG KONG)

Ref: L/CCA/305/23/100734-00/F/8884246

Please signify the Borrower’s receipt of the General Terms and the Borrower’s understanding and acceptance of this offer by signing and returning to us the duplicate copy of this Facility Letter on or before 26 January 2024, failing which this offer shall lapse unless otherwise agreed by the Bank.

Please be informed that in connection with your application for the Facilities referred to in this Facility Letter, the Bank have considered a credit report on each individual Guarantor and/or where applicable, sole proprietor and/or each partner and/or each individual Mortgagor (collectively, the “Individual Obligors”) provided by TransUnion in approving your application. Should any of the Individual Obligors wish to access or correct the credit report, please contact TransUnion (at Suite 811, 8th Floor, Tower 5, The Gateway, 15 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong; Tel: (852) 2577 1816).

Should the Borrower has any queries, please contact the Bank’s Ms. YUEN KA KI CATHARINE at 35569189 / 51105224 at any time. The Bank is here to serve the Borrower better.

Yours faithfully,

For and on behalf of

Bank of China (Hong Kong) Limited

Authorized Signature(s)

Encl.	▪	General Terms and Conditions for General Banking Facilities and Loan Facility(ies) 202307
	▪	Certified Extract of the Minutes of Board Meeting
	▪	Deed of Guarantee and its Pre-advice
	▪	Application
	▪	Acceptance of Conditions
	▪	Form of Drawdown Notice
	▪	Direct Debit Authorization
	▪	Data Policy Notice 202210

Bank of China (Hong Kong) Limited Loans Division 12/E, Bank of China Center, Olympian City, 11 Hoi Fai Road, West Kowloon, Hong Kong. Website: www.bochk.com

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BANK OF CHINA (HONG KONG)

Ref: L/CCA/305/23/100734-00/F/8884246

Appendix I

Facility	Term Loan Facility

Purpose	To pay wages and rents by the Borrower or to meet the needs in working capital

Interest Rate	Interest shall be charged at 2.5%p.a. below the Hong Kong Dollars Prime Rate quoted by The Hong Kong Mortgage Corporation Limited from time to time.

Drawdown	Subject to the due fulfillment and observance of all conditions precedent contained in Clause 2 and other procedures from time to time required by the Bank, the Borrower may on any Business Day during the Availability Period make a drawing under the Facility by giving the Bank at least three (3) Business Days’ written drawdown notice (“Drawdown Notice”) prior to the relevant drawdown date, such Drawdown Notice should be duly signed by the authorized signatories of the Borrower.

Repayment

All accrued interest shall be paid monthly in arrears commencing one month from the date of drawdown (“Interest Payment Date”).

The outstanding principal and interest accrued thereon of the Facility shall be repaid by one hundred and eight (108) equal monthly instalments, commencing 13 month(s) after the date of drawdown (each a “Repayment Date)”. If the rate of interest changes, the amount of the remaining instalments will be varied by the Bank accordingly and the Bank will notify the Borrower in writing of the effective date of such variation.

Prepayment	(a)	The Borrower may prepay all or any part of the Facility on any Repayment Date in a minimum amount of HKD50,000.00 and integral multiples of HKDl0,000.00, together with all accrued interest, provided that at least 30 days’ prior written notice shall have been given to the Bank.

	(b)	Prepayments shall where applicable be applied to reduce repayment instalments in inverse order of maturity and shall not be reborrowed.

	(c)	If prepayment (whether total or partial) is made without the Borrower having given at least 1 month’s prior written notice to the Bank, a prepayment fee of 1 month’s interest calculated at the then prevailing interest rate of the Facility on the amount prepaid will be charged on the date of prepayment.

Default Interest	(a)	Any payment/repayment required to be made hereunder which is not made when due shall bear default interest, payable in the currency of such payment. Such default interest shall be charged on the overdue amount at the rate certified by us as being 6% per annum over the Hong Kong Dollars Prime Rate quoted by The Hong Kong Mortgage Corporation Limited from time to time, subject to fluctuation, provided that the Bank may vary the rate or the basis of calculation by notice displayed or posted up in our banking halls.

	(b)	Default interest shall accrue and be calculated from the date when the relevant payment was due to the date of its final payment in full, on a day to day basis.

Bank of China (Hong Kong) Limited Loans Division 12/E, Bank of China Center, Olympian City, 11 Hoi Fai Road, West Kowloon, Hong Kong. Website: www.bochk.com

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BANK OF CHINA (HONG KONG)

Ref: L/CCA/305/23/10073 4-00/F/8884246

SME Financing Guarantee Scheme

Schedule

1.	Representations

The representations and warranties set out in Clause 1.1 (Status) to Clause 1.15 (Compliance) of this Schedule are to be made by the Borrower as of the date of the relevant Facility Letter and the Borrower expressly acknowledges that the Bank enters into the Facility Letter in reliance on all those representations and warranties. In addition, the Borrower expressly acknowledges that each of the representations and warranties set out in Clause 1.1 (Status) to Clause 1.8 (Claims Pari Passu), Clause 1.10 (No Immunity) to Clause 1.15 (Compliance) shall be deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on each date on which a Drawdown is made under the relevant Facility and on each date on which any amount is payable by the Borrower under the relevant Facility.

1.1	Status

The Borrower makes all those representations and warranties relating to its status as an eligible Borrower that:

1.1.1	it has a business operation in Hong Kong and remains registered under the Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong);

1.1.2	it is not and agrees that it shall not be carrying on the business of a Bank or otherwise providing funds available for borrowing in any way;

1.1.3	it is not and agrees that it shall not be an affiliate of the Bank;

l. l .4	it is not and agrees that it shall not be a company or corporation which has any of its shares listed on The Stock Exchange of Hong Kong Limited (whether on its Main Board or the Growth Enterprise Market) or any similar exchange in or outside Hong Kong; and

1.1.5	it has no Outstanding Default as at the date of submission of the relevant Application.

The Borrower’s business must have been in operation for at least one year in Hong Kong as at the date of submission of the relevant Application.

1.2	Governing Law and Judgments

In any proceedings taken in its jurisdiction of incorporation or establishment in relation to the Facility Letter, the choice of Hong Kong law as the governing law of the Facility Letter and any judgment obtained in Hong Kong against it with respect to the Facility Letter will be recognised and enforced.

1.3	Binding Obligations

The obligations expressed to be assumed by it in the Facility Letter are legal and valid obligations binding on it and enforceable against it in accordance with the terms thereof.

Bank of China (Hong Kong) Limited Loans Division 12/E, Bank of China Center, Olympian City, 11 Hoi Fai Road, West Kowloon, Hong Kong. Website: www.bochk.com

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BANK OF CHINA (HONG KONG)

Ref: L/CCA/305/23/100734-00/F/8884246

1.4	Execution of the Facility Letter

Its execution of the Facility Letter, its exercise of its rights and performance of its obligations thereunder and the transactions contemplated thereby do not and will not:

1.4.1	contravene any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets;

1.4.2	conflict with its memorandum and articles of association or any other constitutional documents; or

1.4.3	conflict with any applicable law or regulation.

It has the power to enter into the Facility Letter and all corporate and other action required to authorise the execution of the Facility Letter and the performance of its obligations thereunder has been duly taken. No limit on its powers will be exceeded as a result of the borrowing or other assumption of obligations, or any grant of security or giving of indemnities, contemplated by the Facility Letter.

1.5	No Material Proceedings

No litigation, arbitration, administrative proceedings or labour controversy before any court, tribunal, arbitrator or other relevant authority is current or, to the knowledge and belief of a senior officer of it, pending or threatened against it which would have a Material Adverse Effect, save for any such legal proceedings commenced by a third party which are frivolous or vexatious, have no reasonable cause of action or which are being contested in good faith by appropriate proceedings and against which adequate reserves are maintained.

1.6	No Material Adverse Change

Since the date of its most recent financial statements (or audited financial statements in the case where the Borrower is a limited company), there has been no material adverse change in the business or financial condition of it.

1.7	Validity and Admissibility in Evidence

All acts, conditions and things required to be done, fulfilled and performed and all authorisations (governmental or otherwise) required to be obtained in order (a) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations in the Facility Letter, (b) to ensure that its obligations in the Facility Letter are legal, valid, binding and enforceable and (c) to make the Facility Letter admissible in evidence in its jurisdiction of incorporation or establishment have been done, fulfilled, performed and obtained and in full force and effect.

1.8	Claims Pari Passu

Under the laws of its jurisdiction of incorporation or establishment in force at the date hereof, the claims of the Bank against it under the Facility Letter rank at least pari passu with claims of all its other unsecured and unsubordinated creditors save those whose claims are mandatory preferred by law applying to companies generally.

Bank of China (Hong Kong) Limited Loans Division 12/E, Bank of China Center, Olympian City, 11 Hoi Fai Road, West Kowloon, Hong Kong. Website: www.bochk.com

11

BANK OF CHINA (HONG KONG)

Ref: L/CCA/305/23/l 00734-00/F/8884246

1.9	No Filing or Stamp Taxes

Under the laws of its jurisdiction of incorporation or establishment in force at the date hereof, it is not necessary that the Facility Letter be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Facility Letter or the transactions contemplated by the Facility Letter.

1.10	No Immunity

In any proceedings taken in the jurisdiction of incorporation or establishment of it in relation to the Facility Letter, it will not be entitled to claim for it or any of its assets immunity from suit, execution, attachment or other legal process.

1.11	No Winding-up

It has not taken any corporate action nor have any other steps been taken or legal proceedings (save for any such legal proceedings commenced by a third party which are (i) frivolous or vexatious or (ii) which are being contested in good faith by appropriate proceedings and against which adequate reserves are maintained and, in each case, are unconditionally discharged or dismissed within 180 (one hundred and eighty) days) been started or threatened against it for its winding-up, dissolution, administration or reorganisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory or interim manager, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues.

1.12	Written Information

All material written information supplied by the Borrower is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

1.13	Solvency

It is able to pay its debts as they fall due and has not commenced negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or made a general assignment for the benefit of or a composition with its creditors.

1.14	Taxes

It has filed or caused to be filed all tax returns which are required to be filed by it and has paid all taxes shown to be due and payable by it on such returns or any assessment received by it, save for taxes which are being contested in good faith by appropriate proceedings and in respect of which adequate reserves have been set aside by it.

Bank of China (Hong Kong) Limited Loans Division 12/E, Bank of China Center, Olympian City, 11 Hoi Fai Road, West Kowloon, Hong Kong. Website: www.bochk.com

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BANK OF CHINA (HONG KONG)

Ref: L/CCA/305/23/100734-00/F/8884246

1.15	Compliance

It is, to the knowledge and belief of a senior officer of it, in compliance with the requirements of all applicable laws, rules and regulations and orders of governmental or regulatory authorities save those which are not material to its business and the effect of such non-compliance is not significantly adverse to it.

2.	Covenants

2.1	Maintenance of Legal Validity

The Borrower shall promptly obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws of its jurisdiction of incorporation or establishment to enable it to lawfully enter into and perform its obligations under the Facility Letter and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of the Facility Letter.

2.2	Notification of Events of Default

The Borrower shall promptly inform the Bank after it becomes aware of the occurrence of any default or event of default under the Facility Letter or of any event which might reasonably be expected to have a Material Adverse Effect.

2.3	Claims Pari Passu

Subject to Clause 2.13 below, the Borrower shall ensure that at all times the claims of the Bank against it under the Facility Letter rank and continue to rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are mandatorily preferred by law applying to companies generally.

2.4	Taxes

The Borrower shall duly and punctually file all tax returns when due and pay and discharge all taxes prior to the date on which penalties are attached thereto except for such taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside and payment of which can be lawfully withheld.

2.5	Information

The Borrower shall promptly deliver to the Bank copies of all its audited and unaudited financial statements and such other reports and information relating to the Borrower as the Bank may reasonably request from time to time.

Bank of China (Hong Kong) Limited Loans Division 12/E, Bank of China Center, Olympian City, 11 Hoi Fai Road, West Kowloon, Hong Kong. Website: www.bochk.com

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BANK OF CHINA (HONG KONG)

Ref: L/CCA/305/23/100734-00/F/8884246

2.6	Maintenance of Records

The Borrower shall maintain all books of records and accounts with respect to itself and its business in good order.

2.7	Inspection

The Borrower shall, upon reasonable prior written notice from the Bank and during normal working hours, permit and arrange for the Bank or its other authorized representatives (including representatives of HKMCI) to inspect all financial records and books of accounts and discuss the Borrower’s business affairs with its officers and advisors as the Bank may reasonably request.

2.8	Use of Proceeds

The Borrower shall apply the Facility solely for the purpose of Clause 1.2 of this Facility Letter:

2.9	Compliance

The Borrower shall comply in all respects with the requirements of all applicable laws, rules and regulations and orders of governmental or regulatory authorities if failure to comply with such requirements would (either individually or in aggregate) have a Material Adverse Effect (as defined in paragraph 3 below).

2.10	Insurance

The Borrower shall maintain insurances on and in relation to its business and assets, in each case, with reputable underwriters or insurance companies against such risks and to such extent as is usual for companies carrying on a business such as that carried on by the Borrower and is commercially available.

2.11	Business

The Borrower shall ensure that:

2.11.1	it has power to own its assets and carry on business as conducted from time to time;

2.11.2	it has good title (free from any restrictions or onerous covenants) to all of the assets required for carrying on its business; and

2.11.3	it has obtained or effected all authorisations, approvals, consents, exemptions, filings, licenses, notarisations, permits and registrations which are required in connection with its business, and that all such authorisations, approvals, consents, exemptions, filings, licenses, notarisations, permits and registrations are in full force and effect, except where the failure to obtain or effect the same or, as the case may be, the cessation of the force and effect of the same would not reasonably be expected to, have a Material Adverse Effect.

Bank of China (Hong Kong) Limited Loans Division 12/E, Bank of China Center, Olympian City, 11 Hoi Fai Road, West Kowloon, Hong Kong. Website: www.bochk.com

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BANK OF CHINA (HONG KONG)

Ref: L/CCA/3O5/23/100734-00/F/8884246

2.12	Obligations

Without prejudice to the performance of the Borrower’s other obligations under the Facility Letter, the Borrower shall perform all its obligations under all of the material agreements or contracts to which it is a party.

2.13	Security and Further Assurance

If by the terms of the Facility Letter, security is to be given by the Borrower in favour of the Bank, the Borrower shall ensure that each security document confers valid security, of the type which such security document purports to create, in favour of the Bank, over each asset, right and benefit expressed to be subject to such security and ensure that the Bank enjoys the priority which such security is expressed to have. The Borrower shall promptly execute all documents and do all things that the Bank reasonably specifies for the purpose of enabling the Bank to exercise its rights under each security document or preserving the priority and effectiveness of such security. (For the avoidance of doubt, the Borrower confirms that all sums from time to time owing by it to the Bank under the Facility Letter are and shall be secured by all and any security created by it, before or at the date of the Facility Letter or at any time after that date, which is by its terms expressed (in any manner whatsoever) to secure all monies owing by the Borrower to the Bank, and the Borrower will not seek to claim or assert anything to the contrary.)

3.	Definitions

In this Schedule, “Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower; (b) a material impairment of the ability of the Borrower to perform any of its obligations under the Facility Letter; or (c) a material impairment of the rights of, or benefits available to, the Bank under the Facility Letter.

Bank of China (Hong Kong) Limited Loans Division 12/E, Bank of China Center, Olympian City, 11 Hoi Fai Road, West Kowloon, Hong Kong. Website: www.bochk.com

15

BANK OF CHINA (HONG KONG)

Ref: L/CCA/305/23/100734-00/F/8884246

After due and careful consideration of the contents of this letter and the General Terms (as defined above), 1/we agree to (i) accept the Faci1ities and (ii) be bound by all the terms and conditions herein set out. If I/we have granted security in your favour, I/we confirm that each security document executed by me/us in respect of, among other things, our obligations to you is not (and will not be) discharged, prejudiced or affected in any way whatsoever and will remain in full force and effect at all times, notwithstanding any variations, amendments and/or supplements to the Facilities.

For and on behalf of

HERE WE SEOUL LIMITED

Authorized Signatory(ies)
Date: 27 NOV 2023

After due and careful consideration of the contents of this letter and the General Terms (as defined above) and in consideration of you agreeing to continue to make available the Facilities to the Borrower as amended pursuant to this letter and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged):

(a) I/we consent to all the terms and conditions herein set out; and

(b) To the extent this letter in any way whatsoever varies, amends and/or supplements the facility letter(s) previously issued by you to the Borrower, I/we confirm that each guarantee and/or security document executed by me/us in respect of, among other things, the Borrower’s obligations to you is not (and will not be) discharged, prejudiced or affected in any way whatsoever and will remain in full force and effect at all times, notwithstanding any such variations, amendments and/or supplements, and I/we acknowledge that I/we fully understand, confirm and agree to be bound by all the terms and conditions herein set out, and to continue to be liable for all debts and liabilities of the Borrower upon the terms and conditions of the guarantee and/or security document executed or to be executed by me/us.

/s/ WONG YING YEUNG		/s/ YOUNG YUEN YI
Name:	WONG YING YEUNG	Name:	YOUNG YUEN YI
Date:	27 NOV 2023	Date	27 NOV 2023

Witness:

/s/ Yun Ka Ki Catharine
Name:	Yun Ka Ki Catharine 8827348

Bank of China (Hong Kong) Limited Loans Division 12/E, Bank of China Center, Olympian City, 11 Hoi Fai Road, West Kowloon, Hong Kong. Website: www.bochk.com

16

MEMORANDUM

To: Guarantor(s)

Re: HERE WE SEOUL LIMITED (the “Borrower”)

We intend to grant general banking facilities to the Borrower against, inter alia, the security of your guarantee.

In this connection, we enclose for your consideration a form of the Deed of Guarantee (the “Guarantee”) which you are required to execute in our favour. Meanwhile, without any prejudice to our rights under the Guarantee, we would draw your attention to the following matters:-

(1)	As the Guarantee will create legal liabilities and obligations on your part, you are advised to seek independent legal advice before entering into the Guarantee.

(2)	Your maximum liability under the Guarantee is:-

☐	the amount specified in the Second Schedule of the Guarantee plus the sums referred to in Proviso (ii) of Section B of the Guarantee, or

☒	unlimited.

(3)	If the second box in paragraph (2) above is checked, and your liability is unlimited, your liabilities under the Guarantee are not confined solely to the facilities proposed to be granted to the Borrower (in the case where the Borrower consists of one person, whether alone or jointly with any other person, or in the case where the Borrower consists of two or more persons, then only to those persons jointly) when the Guarantee is executed but may extend to other facilities at any time and from time to time granted by us to the Borrower as aforesaid. You will become liable for all debts and.liabilities (whether actual or contingent, and whether past, present or future) incurred by and owing from the Borrower (in the case where the Borrower consists of one person, whether alone or jointly with any other person, or in the case where the Borrower consists of two or more persons, then only by and from those parties jointly) to us at any time and from time to time. We are entitled to make further advances to the Borrower at such time and to such extent as we and the Borrower may from time to time agree without seeking your consent.

(4)	You will be required to pay (and if you consist of two or more persons, you may become liable jointly and severally to pay), subject to (2) above, ON DEMAND by us, all sums of moneys debts and liabilities of the Borrower as aforesaid. By way of examples and without limitation, you may be called upon to pay under the Guarantee when the Borrower has failed to pay us any indebtedness when due or on demand or if you and/or the Borrower is/are unable or admit inability to pay debts generally as they become due or in the event of any proceedings in or analogous·to bankruptcy, insolvency, winding up or liquidation against you and/or the Borrower.

(5)	The Guarantee is a continuing guarantee. Nevertheless, you may extinguish your liability under the Guarantee if (i) pursuant to Clause 5 of Section C of the Guarantee, you give us 3 months’ prior written notice of determination; and (ii) your liabilities thereunder in respect of all or any debts and obligations (actual or contingent) incurred by the Borrower to us prior to the effective date of determination of the Guarantee have been satisfied in full.

(6)	We shall be entitled to retain the Guarantee for at least 25 months after you have extinguished your liabilities under the Guarantee.

Please be informed that the Borrower has agreed to our providing the following information to you:-

(a)	a copy of contract evidencing the obligations to be guaranteed or secured by you or a summary thereof; and

(b)	a copy of any formal demand for overdue payment served by us on the Borrower from time to time; and

(c)	a copy of the Borrower’s latest statement of accounts provided to the Borrower from time to time upon your request,

and we now, pursuant to (a) above, enclose a copy of a ☒ facility letter ☐ summary evidencing the facilities now proposed to be granted to the Borrower and guaranteed by you under the Guarantee. However, please note that your liabilities under the Guarantee are not confined solely to the facilities described in such facility letter/summary, but may extend to other facilities at any time and from time to time granted by us to the Borrower as aforesaid without prior notice to you.

Please refer to our “Data Policy Notice” or such documents in whatever name issued from time to time relating to our general policies on use, disclosure and transfer of personal data (as amended from time to time and collectively, the “Notice”).

The Chinese version of this Memorandum is for reference only. If there is any conflict between the English and the Chinese versions, the English version shall prevail.

Kindly consider the above and any other matters as you may consider relevant to your execution of the Guarantee. If you are prepared to execute the Guarantee, as proposed, please sign and return the duplicate of this Memorandum to us.

Bank of China (Hong Kong) Limited

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Acknowledgement

To: Bank of China (Hong Kong) Limited

I/We have considered all relevant matters and am/are prepared to execute the Guarantee in your favour.

I/We acknowledge that (a) I/we have been given a copy of the form of Guarantee to be signed, (b) I/we have been given the option of executing either (i) an unlimited Guarantee or (ii) a Guarantee limiting my/our liability to the amount specified in the Second Schedule of the Guarantee plus the sums referred to in Proviso (ii) of Section B of the Guarantee, (c) I/we have understood the difference between the two types of Guarantee, and (d) I/we have freely chosen to accept the type of liability indicated above under paragraph (2).

I/We acknowledge that I/we have noted the content of the Notice and agree that it is necessary to supply the Bank with data under the Deed or as required by the Bank in order that the Bank will accept the Deed. I/We further authorize the Bank to use my/our data for the purposes set out in the Notice and note that data held by the Bank will be kept confidential but permit the Bank to provide such information to the persons listed in the Notice or any other persons (including credit reference agencies and debt collecting agents) for the purposes set out in the Notice or in compliance with any laws, regulations, guidelines or directions binding on the Bank or its branches/sub-branches. I/We further authorize the Bank to contact any of my/our employers (if applicable), banks, credit reference agencies, referees or any other sources for the purpose of obtaining or exchanging any information and to compare the information provided by me/us with other information collected by the Bank for checking purposes. The Bank is entitled to use the result of such comparison to take any action which may be adverse to the interest of or against me or any of us. I/We consent to my/our data being transferred to another jurisdiction outside Hong Kong.

Signature(s) Versified/Witnessed by:

/s/ WONG YING YEUNG andYOUNG YUEN YI		/s/ Yun Ka Ki Catharine
Guarantor(s)		Name:	Yun Ka Ki Catharine
Name(s)	WONG YING YEUNG andYOUNG YUEN YI		8827348
Date	27 NOV 2023

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DEED OF GUARANTEE

IMPORTANT NOTICE TO THE GUARANTOR

This Guarantee will create legal obligations and liabilities on your part. You are strongly advised (i) to note and understand the declaration and notes contained in the Application Form, the Acceptance of Conditions and the related legal documentation in respect of the SME Financing Guarantee Scheme (the “Scheme” guaranteed by the HKMC Insurance Limited (“HKMCI”) and (ii) to seek independent legal advice before you execute this Guarantee.

Without prejudice to any provision of this Guarantee, please take note of the following:-

(1)	You may become liable (and if you consist of two or more persons, you may become liable jointly and severally), instead of or as well as the Principal, for all money, debts and liabilities incurred by and owing from the Principal in respect of the Guaranteed Obligations to us, whether actual or contingent, past, present or future, or as principal or surety, at any time and from time to time.

(2)	Your maximum liability under this Guarantee is the amount set out in the Second Schedule hereto plus the sums referred to in Proviso (ii) of Section B of this Guarantee. Where no amount is specified in the Second Schedule, the amount ultimately enforceable against you will be unlimited.

(3)	Subject to paragraph (2) above, you will be required to pay, on demand by us, all sums of money, debts and liabilities of the Principal in respect of the Guaranteed Obligations. By way of examples and without limitation, you may be called upon to pay under this Guarantee if the Principal has failed to pay us any indebtedness when due or on demand or if you and/or the Principal are unable or admit inability to pay debts generally as they become due or in the event of any proceedings in or analogous to bankruptcy, insolvency, winding up or liquidation against you or the Principal.

(4)	This Guarantee is a continuing guarantee. Nevertheless, you may extinguish your liability under this Guarantee if (i) pursuant to Clause 5 of Section C of this Guarantee, you give us 3 months’ prior written notice of determination; and (ii) your liabilities hereunder in respect of all or any money, debts and liabilities (actual or contingent) incurred by the Principal in respect of the Guaranteed Obligations to us prior to the effective date of determination of this Guarantee have been satisfied in full.

(5)	We shall be entitled to retain this Guarantee for at least 25 months after you have extinguished your liabilities under this Guarantee.

Bank of China (Hong Kong) Limited

To: Bank of China (Hong Kong) Limited

A.	Definition

Unless the context otherwise requires, all capitalized terms used herein shall have their respective meanings as defined in Clause 29 of Section C of this Guarantee,

B.	Guarantee

In consideration of Bank of China (Hong Kong) Limited (hereinafter called the “Bank”) agreeing at the request of the principal debtor (hereinafter called “the Principal”, whose particulars are set out in Part A of the First Schedule hereto) and/or the undersigned (whose particulars are set out in Part B of the First Schedule hereto) from time to time or at any time (i) to grant or continue to grant general banking facilities of whatever nature and in whatever currency to the Principal (in the case where the Principal consists of one person, whether alone or jointly with any other person, or in the case where the Principal consists of two or more persons, only to those persons jointly) and/or to any other person or persons for or on account of the Principal as aforesaid on such terms, manner and form and for so long as the Bank may in its absolute discretion think fit; and/or (ii) to withhold proceedings against or not to make immediate demand for repayment from the Principal for so long and on such terms and conditions as the Bank may in its absolute discretion think fit, I, the undersigned, HEREBY AGREE (and in case where there are more than one undersigned, we, the undersigned, HEREBY JOINTLY AND SEVERALLY AGREE), as primary obligor and not merely as surety, to PAY and SATISFY to the Bank ON DEMAND in writing, irrespective of whether any demand has been made on the Principal (and in case where there are more than one undersigned, with the intent that this Guarantee shall operate so as to create separate and independent guarantees by each of us), all sums of money, debts and liabilities whether actual or contingent, whether now or at any time hereafter owing or incurred, due but unpaid to the Bank from or by the Principal (in the case where the Principal consists of one person, whether alone or jointly with any other person, or in the case where the Principal consists of two or more persons, only from or by those persons jointly) in any manner howsoever or on any account whether as principal or surety and whether from or by any firm in which the Principal may be a partner and in whatever name, style or form (hereinafter referred to as the “Guaranteed Obligations”). The Guaranteed Obligations shall include, without limitation, the following:

(a)	any or all sum or sums due owing and/or payable to the Bank by the Principal under any general banking facilities, dealings, transactions, undertakings, contracts and/or obligations, liabilities, engagements of whatever nature and/or under any bills, drafts, notes, guarantees and/or indemnities;

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(b)	interest accrued or to be accrued;

(c)	commissions, fees and other charges payable by the Principal to the Bank; and

(d)	any legal or other costs, expenses, disbursements and/or payment of whatsoever nature of reasonable amount and reasonably incurred by the Bank for the recovery of payment from the Principal and/or me/us and/or for the enforcement and realisation of any security or guarantee or otherwise in relation to the Principal as aforesaid, me/us or this Guarantee or any other guarantee, indemnity or security for any money, obligations or liabilities hereby guaranteed on a full indemnity basis.

PROVIDED ALWAYS that:

(i)	where no amount is specified in the Second Schedule hereto as a Specified Amount, the amount ultimately enforceable against me/us under this Guarantee shall for all intents and purposes be unlimited; but

(ii)	where there is a Specified Amount set out in the Second Schedule hereto, the total liability ultimately enforceable against me/us under this Guarantee shall not exceed in the aggregate an amount being the total of (A) the Specified Amount, (B) a sum equal to all interest accrued or to be accrued on the Specified Amount calculated at the Agreed Interest Rate(s) (both before and after judgment) to the date of actual payment, (C) all those amounts referred to in paragraphs (c) and (d) above, and (D) a sum equal to all interest accrued or to be accrued on those amounts referred to in sub-paragraphs (A) and (B) above calculated at the Default Interest Rate (both before and after judgment) to the date of actual payment, PROVIDED ALWAYS that where the total money, debts and liabilities owing by the Principal in respect of the Guaranteed Obligations to the Bank exceeds the limit ultimately enforceable against me/us under this Guarantee, the Bank shall be entitled in its absolute discretion to determine which part or parts of such money, debts and liabilities shall be guaranteed and/or demanded hereunder AND PROVIDED FURTHER that in such event, should such money, debts and liabilities (or any part or parts thereof) determined by the Bank to be guaranteed and/or demanded under this Guarantee be paid by the Principal or any third party or parties other than me/us, my/our liabilities hereunder shall not thereby be deemed diminished or discharged and the Bank shall be entitled to re-determine such other part or parts of the money, debts and liabilities then owing by the Principal in respect of the Guaranteed Obligations to be guaranteed hereunder and demanded accordingly.

I/We hereby expressly acknowledge and agree that references in this Guarantee to the Bank shall include any or all of the Bank’s branches and offices whether located or operating in Hong Kong or elsewhere and this Guarantee shall cover all debts, obligations and liabilities (whether actual or contingent) of the Principal in respect of the Guaranteed Obligations to the Bank anywhere in the world whether to any one or more of the Bank’s branches and/or offices in Hong Kong or elsewhere. The Bank or any of its branches and offices in Hong Kong or elsewhere shall be entitled to enforce this Guarantee against me/us in Hong Kong or elsewhere notwithstanding that any debts, obligations and liabilities (whether actual or contingent) of the Principal in respect of the Guaranteed Obligations are owing or incurred to the Bank acting through any of its other branches or offices in any other jurisdiction.

C.	Further Covenants

I, the undersigned, HEREBY FURTHER AGREE AND UNDERTAKE (and in case where there are more than one undersigned, we, the undersigned, HEREBY JOINTLY AND SEVERALLY AGREE AND UNDERTAKE) as follows:-

1.	Currency indemnity:

(a)	All moneys received or held by the Bank under this Guarantee may from time to time after demand has been made be converted into such other currency as the Bank considers necessary or desirable to cover my/our obligations and liabilities in that currency at the then prevailing spot rate of exchange of the Bank (as conclusively determined by the Bank) for purchasing the currency to be acquired with the existing currency.

(b)	If and to the extent I/we fail to pay the amount due on demand the Bank may in its absolute discretion without notice to me/us purchase at any time thereafter so much of a currency as the Bank considers necessary or desirable to cover my/our obligations and liabilities in such currency hereby secured at the then prevailing spot rate of exchange of the Bank (as conclusively determined by the Bank) for purchasing such currency with Hong Kong Dollars and I hereby agree (and in case where there are more than one undersigned), we hereby jointly and severally agree to indemnify the Bank against the full Hong Kong Dollar price (including all costs, charges and expenses) paid by the Bank.

(c)	No payment to the Bank (whether under any judgment or court order or otherwise) shall discharge my/our obligation or liability in respect of which it was made unless and until the Bank shall have received payment in full in the currency in which such obligation or liability was incurred and to the extent the amount of any such payment shall on actual conversion into such currency fall short of such obligation or liability expressed in that currency, the Bank shall have a further separate cause of action against me/us and shall be entitled to enforce the guarantee hereby created to recover the amount of the shortfall.

2.	Payment not subject to deduction: All payments under this Guarantee shall be made free of any restriction and counterclaim and without any set-off, deductions or withholdings whatsoever. If any payment to be made under this Guarantee is subject to any tax or other withholding, I undertake (and in case where there are more than one undersigned, we hereby jointly and severally undertake) to pay to the Bank such additional amount as may be necessary to ensure that the net amount received (whether as principal or interest) is equal to the amount which the Bank would have received if there had been no such tax or withholding.

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3.	Interest on sums demanded hereunder: Without prejudice to Proviso (ii) of Section B above, all sums demanded for payment but unpaid under this Guarantee shall bear interest from the date of the Bank’s demand hereunder to the date of actual payment (both before and after judgment) at the Bank’s default interest rate as may be specified by the Bank from time to time and displayed or posted in the Bank’s banking halls.

4.	Guarantee security: This Guarantee shall not be considered as satisfied by any intermediate payment or satisfaction of the whole or any part of any sum or sums of money owing by the Principal but shall be a continuing guarantee and shall extend to cover all sum or sums of money which shall for the time being or at any time constitute the balance due from the Principal in respect of the Guaranteed Obligations to the Bank in whatsoever manner.

5.	Happening of Specified Events: This Guarantee shall be binding as continuing guarantee on me/us and shall not be discharged or be in any way affected by the occurrence of any one or more or all of the Specified Events. This Guarantee shall be valid, binding and enforceable notwithstanding any change in the Bank’s name or constitution or the Bank’s amalgamation with, or absorption by, any other bank or corporation. Without prejudice to the generality of the foregoing, this Guarantee may be determined upon the expiration of three calendar months from the date of the Bank’s actual receipt of a notice in writing to determine this Guarantee given by:-

(a)	if there is only one undersigned, the undersigned, or the undersigned’s liquidator, receiver, personal or legal representative(s) (as the case may be); or

(b)	if there is more than one undersigned, all of us or, as the case may be, the liquidator, receiver, personal or legal representative(s), of each and every one of us to which a Specified Event has occurred jointly together with all of us (if any) not affected by any Specified Event.

6.	Liabilities on determination : Determination of this Guarantee as provided in Clause 5 or by whatever reason shall not release me/us and/or my/our heir(s), executor(s), administrator(s), liquidator(s) or estate(s) from this Guarantee in respect of any liability incurred by the Bank for account of the Principal in respect of the Guaranteed Obligations during the currency of this Guarantee (including those incurred during the period of the required three months’ notice of determination as stipulated in Clause 5) whether such liability is past, present or future, actual or contingent, accrued or not yet accrued and whether or not such liability matures or becomes due or payable or accrues only after the expiration of the required three months’ notice of determination as stipulated in Clause 5. Without prejudice to the generality of the foregoing, I/we hereby expressly agree, admit and declare that notwithstanding the giving of any notice of determination to the Bank pursuant to Clause 5, the Bank shall be entitled (during the period of the required three months’ notice of determination as stipulated in Clause 5) to continue to make available general banking facilities to the Principal in respect of the Guaranteed Obligations and to make further advances to the Principal as aforesaid and to open new accounts with or for the Principal as aforesaid in respect thereof and where the Bank has incurred any irrevocable obligation to make any advance to, or incur any liability for account of, the Principal as aforesaid prior to the expiration of the required three months’ notice of determination as stipulated in Clause 5, the Bank shall have the right to continue making the advance to or incurring the liability for account of the Principal as aforesaid after the said expiration of the required three months’ notice of determination and all such obligations, liabilities and advances shall form part of the liability incurred by the Bank for account of the Principal as aforesaid during the currency of this Guarantee and I/we shall be fully liable therefor notwithstanding the determination of this Guarantee.

7.	No demand prior to determination : I/We hereby expressly agree that my/our obligations to guarantee and indemnify the Bank against the liabilities of the Principal in respect of the Guaranteed Obligations shall not in any way be affected by the Bank not making a demand on me/us before the determination of this Guarantee and that the Bank may make a demand on me/us at any time whether before or after the determination of this Guarantee whereupon I/we shall promptly pay the Bank the amount demanded.

8.	New accounts with Principal: In the event of this Guarantee ceasing from any cause whatsoever to be binding as a continuing guarantee on me/us, the Bank shall be at liberty without thereby affecting the Bank’s rights hereunder to open a fresh account or accounts and/or to continue any then existing account or accounts with the Principal and no moneys paid from time to time into any such fresh account or accounts so opened by or on behalf of the Principal (or the then existing account or accounts where no such fresh account or accounts are opened, as the case may be) shall on settlement of any claim in respect of this Guarantee be deemed appropriated towards or have the effect of payment of any part of the moneys due from the Principal at the time of this Guarantee ceasing to be so binding as a continuing guarantee or of the interest thereon.

9.	Conclusive evidence:

(a)	Any admission or acknowledgment in writing by the Principal or by any person authorized by the Principal of the amount of indebtedness of the Principal in respect of the Guaranteed Obligations to the Bank and any judgment recovered by the Bank against the Principal in respect of such indebtedness shall be binding and conclusive on and against me/us in all courts of law and elsewhere.

(b)	A certificate signed by any one of the Bank’s duly authorized officers as to the money, debts and liabilities for the time being due or owing to the Bank from or by the Principal in respect of the Guaranteed Obligations shall be binding on me/us as conclusive evidence in any legal proceedings against me/us in all courts of law and elsewhere.

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10.	Indulgence, dealing with Principal: The Bank shall be entitled without notice to and/or consent of me/us and without thereby discharging or affecting any of my/our liabilities hereunder at any time at the Bank’s sole and absolute discretion to deal freely with the Principal or any other party or parties liable in respect of any debts and/or liabilities guaranteed hereunder whether jointly, severally or jointly and severally with the Principal or as surety or as provider of securities, including but without limitation:-

(a)	to determine, reduce, limit, restrict, grant, enlarge, increase, vary, continue, renew or regrant any general banking facilities to the Principal in respect of the Guaranteed Obligations; and/or

(b)	to vary, exchange, renew, discharge, release, give up, abstain from perfecting and/or hold over any securities (including but not limited to any bills, notes, mortgages, charges, liens or other securities), indemnities, guarantees and/or any other undertaking or arrangement of similar nature whether from the Principal or from any third patty or parties (in each case, jointly, severally or jointly and severally with any other party or parties) covering or in respect of any money, debts and liabilities hereby guaranteed; and/or

(c)	to release, discharge, settle or compound with, grant indulgence, give time for payment or other accommodation, to accept compositions from and make any other arrangements with the Principal and/or any third party or parties including but not limited to any person or persons liable on any bills, notes, mortgages, charges, liens or other securities as aforesaid or any person liable jointly, severally or jointly and severally with or as surety of the Principal or any other person or persons.

1l.	Guarantee additional:

(a)	Save and except expressly provided for in this Guarantee, this Guarantee shall be in addition to and not in substitution of and may be enforced despite the existence of any other guarantee or security in respect of any money, debt and/or liability of the Principal guaranteed hereunder whether given by me/us or by the Principal or by any other third party or parties.

(b)	This Guarantee shall be in addition to and shall not merge with or in any way discharge, prejudice or affect any other guarantees, agreements, undertakings, rights, liens, collateral or other securities now or hereafter held by the Bank from me/us or any third party or parties for or in respect of all or any part of the money, debts and liabilities hereby guaranteed nor vice versa should this Guarantee be discharged, prejudiced or affected thereby. The Bank shall have absolute discretion to apply or appropriate any money received by the Bank for payment of any money, debts and/or liabilities owing to the Bank by the Principal without any notice or consent of me/us.

12.	Enforcing other means of payment: The Bank is at liberty, but not bound, to resort for the Bank’s own benefit to any other means of obtaining payment or securing performance by the Principal or any other co-sureties at any time and in any manner or order the Bank thinks fit without affecting this Guarantee and/or without in consequence diminishing my/our liability hereunder. The Bank may exercise and enforce the Bank’s rights hereunder before resorting to other means of obtaining payment or securing performance or after such means have been resorted to in respect of any balance due or outstanding liabilities or obligations without entitling me/us to any benefit from such other means so long as any sum, liability or obligation remains due, owing or payable or outstanding (whether actual or contingent) from or by the Principal in respect of the Guaranteed Obligations to the Bank.

13.	Invalidity of other security etc.: The liabilities of me/us shall not be affected by any failure by the Bank to take any security or by any invalidity of any security taken or by any existing or future agreement by the Bank as to the application of any general banking facilities made or to be made to the Principal.

14.	Guarantee of whole debt: Although my/our ultimate liability hereunder cannot exceed the limit herein before provided in Proviso (ii) of Section B, if any, this Guarantee shall be construed and take effect as a guarantee of the whole and every part of all money, debts and liabilities now or at any time hereafter owing to the Bank by the Principal in respect of the Guaranteed Obligations.

15.	Payment into suspense account: Any money paid to the Bank under this Guarantee may be placed and kept by the Bank in a non-interest bearing separate or suspense account for so long and in such name as the Bank may in the Bank’s absolute discretion think fit without applying the same or any part thereof in or towards discharge of any money, debts or liabilities due or incurred by the Principal in respect of the Guaranteed Obligations to the Bank so as to enable the Bank to preserve intact the liability of the Principal as aforesaid, me/us and/or any other person to the Bank and to sue or prove in arrangement, composition, liquidation, bankruptcy, winding up or such similar proceedings against the Principal, me/us and/or any other person the entirety of the money, debt or liabilities owing without taking into account any sum so paid under this Guarantee. I/We hereby irrevocably waive any right or power which I/we may have of appropriation in respect of any sum paid by me/us to the Bank pursuant to or in connection with this Guarantee.

16.	No competition with the Bank’s right: Until the Bank has been paid and received in full (which expression shall not embrace payment of a dividend in liquidation, bankruptcy, winding up or similar proceedings of less than 100 percent) all money, debts and liabilities owing by the Principal in respect of the Guaranteed Obligations, I/we shall not whether directly or indirectly:

(a)	prove against the Principal’s estate in any liquidation, bankruptcy, winding up or similar proceedings for or in relation to any sum or sums paid under this Guarantee or otherwise howsoever in competition with the Bank unless required by the Bank to do so;

(b)	claim, exercise and/or enforce any rights of subrogation, contribution, indemnity, assignment, set-off and/or counter-claim and/or other rights of a surety discharging the Principal’s liability (whether statutory, in law or in equity or howsoever) in relation to any sum or sums paid under this Guarantee and any sum or sums so received by me/us and in breach hereof shall be held by me/us on trust for the Bank and be paid over to the Bank on demand for discharge of any money, debts and liabilities due by the Principal in respect of the Guaranteed Obligations to the Bank in addition to and independent of my/our liabilities hereunder and shall not be subject to the limitation, if any, provided in Proviso (ii) of Section B above;

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(c)	do any act or thing which might on the insolvency, bankruptcy, liquidation or similar proceedings of the Principal result in the increase of proofs or reduce the assets distributable amongst the creditors of the Principal to the Bank’s prejudice;

(d)	take now or at any time hereafter for or in respect of any of my/our liability under this Guarantee from the Principal either directly or indirectly without the Bank’s prior consent in writing any security or counter-security, promissory note, bill of exchange, mortgage, charge whether merely personal or involving a charge on any property whatsoever of the Principal. I/We hereby declare that I/we have not taken any such security or counter-security and all security or counter-security as aforesaid which I/we have now or at any time hereinbefore taken or may at any time hereafter take (whether with the Bank’s consent or in breach of the above provision) and all moneys at any time received in respect thereof shall be held on trust for the Bank and as security to the Bank for the fulfilment of my/our obligations hereunder and all of them shall be deposited by me/us with the Bank and I/we shall do all such act or take all such action and/or sign or execute all such deeds or documents at the Bank’s request but at my/our costs and expenses for such purposes and for perfecting the Bank’s rights and claims thereto; and/or

(e)	by paying off any sum recoverable hereunder or by any other means or on any other ground, claim to have the benefit of any security which the Bank may now or hereafter hold for any money, debts or liabilities due or incurred by the Principal to the Bank or to have any share therein.

17.	Warranties and representations: I/We hereby warrant, represent and undertake to the Bank (such warranties representations and undertakings to continue so long as this Guarantee remains subsisting) that:

(a)	I/we have the power to execute, deliver and perform my/our obligations under this Guarantee, that all necessary actions have been taken by me/us to authorise the execution, delivery and performance of this Guarantee and that this Guarantee has been validly created and constitutes a valid and legally binding obligation on me/us enforceable in accordance with its terms;

(b)	the creation of this Guarantee and the performance and observance of the obligations hereunder does not and will not contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit (where applicable, including but not limited to all the rules governing the listing of securities as prescribed by The Stock Exchange of Hong Kong Limited from time to time) to which I/we are subject;

(c)	no time for limitation of liability in respect of this Guarantee shall begin to run in favour of me/us unless and until the Bank demands payment under this Guarantee and, if more than one demand is made, only from the date and to the extent of each demand respectively;

(d)	I/we have either obtained independent legal advice or voluntarily waived my/our right to seek such independent legal advice. I/we have read and understood the contents of this Guarantee and the Important Notice printed at the beginning of this Guarantee and understand the implications of this Guarantee (including the liability or obligation on my/our part under this Guarantee). I/We confirm that I/we am/are acting on my/our own free will in executing this Guarantee and am/are at no time subject to any undue influence, coercion or duress from any person;

(e)	I/we shall obtain and maintain in full force, validity and effect any and all governmental and other approvals, authorities, licences, permission and/or consents required in connection with this Guarantee, and to do or cause to be done all other acts and things necessary for the performance of all my/our obligations pursuant to this Guarantee;

(f)	I/we shall pay all stamp, documentary, registration or similar duties, taxes, fees and/or charges in connection with this Guarantee, whether in Hong Kong or in any other jurisdiction or territory, and shall on demand indemnify the Bank against any liability arising from any delay or omission by me/us to pay any such duties, taxes, fees and/or charges; and

(g)	where there is more than one Principal, the invalidity, illegality or unenforceability of any liability or obligation on my/our part in respect of one or more Principal(s) shall not in any way affect the validity, legality or enforceability of any liability or obligation on my/our pat1 under this Guarantee in respect of the other Principal(s).

(h)	to the best of my/our knowledge and belief, the declarations given by the Principal in the application to the HKMCI for providing general banking facilities by the Bank under the Scheme are correct, accurate and complete;

(i)	the HKMCI’s rights, including but not limited to its right of subrogation, shall at all times rank in priority to the rights and remedies, if any, of me/us. I/we shall not exercise in any manner or to any extent my/our rights or remedies against the Principal or the sole proprietor or any other person giving a guarantee or in relation to any Security (as defined under the Scheme), including but not limited to any right of subrogation, indemnity or contribution which it has or may have in law or equity or under the Security or guarantee mentioned in Part C of the Application under the Scheme, unless and until the HKMCI has fully and unconditionally recovered all amounts paid by the HKMCI under the Scheme or unless and until the HKMCI otherwise consents in writing and shall not assert against the HKMCI any rights or remedies;.

(j)	I/we hereby authorise the Bank and/or the HKMCI to inspect all books, records, accounts and any other information relating to me/us or my/our business, whether in the paper, electronic or any other form or medium, at the request of the Bank and/or the HKMCI and their related bodies (as the case may be);

(k)	I/we hereby acknowledge, agree and authorise that:

(a) the Bank and its related bodies may disclose and/or transfer my/our personal data and other information from time to time in its possession to the HKMCI in relation to the general banking facilities granted under the Scheme, the application under the Scheme (the “Application”), the relevant Guarantee issued by the HKMCI, the Principal, the sole proprietor, and/or any guarantor of the Principal who is an individual and other related purposes; and

(b) the HKMCI may use such personal data and information for the purpose stated in (a) above, and disclose and/or transfer any such personal data and information received or held by it to the Trade and Industry Department or the Hong Kong Government or provider(s) of credit protection for such purposes as considered appropriate by the HKMCI; and

(l)	the use of the general banking facilities which may be granted by the Bank under the Application is subject to the terms and conditions of the Scheme in which the Bank has participated; notwithstanding that the Principal is required to pay the Bank an amount equal to the guarantee fee payable by the Bank for the cover provided to the Bank by the HKMCI pursuant to the Scheme, the Scheme is for the sole and exclusive benefit of the Bank, and that none of us shall be deemed to be a party to it, or a beneficiary of it, and that no payments made under the Scheme to the Bank shall affect or lessen the Bank’s rights of remedy against any of us in the event of default of the loan or drawings under the Facilities.

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18.	Set-Off and lien: In addition to any general lien or similar right to which the Bank as bankers may be entitled by law, the Bank may at any time, without prior notice to me/us:

(a)	set off and appropriate and apply any credit balance on any account (whether subject to notice or not and whether matured or not) in any currency of which I/we am/are at any time beneficially entitled (whether in my/our own name or jointly with other persons and whether current, savings, time, call or deposit accounts) at any of the Bank’s office or branch wherever situate against or on account of all or any liabilities of me/us to the Bank hereunder and for such purpose, the Bank may convert all or any part of such credit balance or liability to such other currencies at the applicable rate of exchange quoted and determined by the Bank as may be necessary to effect such application or set-off without reference to me/us; and

(b)	if any sum is due but unpaid hereunder, to retain all or any securities, valuables or any other property whatever and wherever situate which may be deposited with or otherwise held by the Bank for or in the name of me/us whether for safe custody or otherwise and to sell the same or any part thereof at such price as the Bank shall determine whether by public auction, private treaty or tender and the Bank may engage such agent or broker therefor and apply the proceeds thereof in satisfaction of any or all sums owing hereunder after first deducting all costs and expenses and the Bank shall not be liable for any loss arising from the sale or other disposition of any such securities, valuables or other property.

19.	Joint signatories, liabilities joint and several: Should the undersigned be more than one patty or should this Guarantee be intended to be given by more than one party:-

(a)	each and eve1y one of the parties shall be jointly and severally liable hereunder and “I/we”, me/us”, “undersigned” and all provisions of this Guarantee shall be so construed accordingly.

(b)	should this Guarantee prove not to be binding on or become invalid or unenforceable against any one or more but not all of us for any reason whatsoever, the liability of such other(s) of us shall remain intact, valid, binding and enforceable as if such of us who is/are not bound by this Guarantee has/have never been party or intended to be party hereto.

(c)	this Guarantee shall be binding and effective for all intents and purposes against each and every one of us who has actually signed with immediate effect and the failure of any intended guarantor(s) to sign or execute shall not affect the validity hereof against those signed as if those who have not signed or executed have never been intended to be party hereto.

(d)	the Bank shall be entitled to deal separately with any one or more of us on any matter and without my/our notice or consent to release or discharge any one or more of us from his or their obligations and/or liabilities under this Guarantee or any part thereof or to accept or enter into any settlement or compromise or composition or make any other arrangements with or grant any time, indulgence, waiver or accommodation to any one or more of us without discharging, releasing or affecting the liabilities and obligations of the other or others of us.

20.	Notice:

(a)	A notice, demand or other communication by the Bank under this Guarantee may be served by post, cable, telex, facsimile transmission, personal delivery or leaving it at such address and shall be deemed to have been duly served if by post, forty-eight (48) hours after posting (its subsequent return or non-delivery notwithstanding), and if by telex or facsimile transmission, at the time of despatch or transmission, and if by cable, twenty-four (24) hours after despatch, and if by personal delivery or leaving at such address, at the time of such delivery or on leaving it at such address, if addressed to me/us or the liquidator, receiver, legal or personal representative(s) of me/us at my/our respective addresses on the Bank’s record or last known to the Bank.

(b)	If there is more than one undersigned, any notice, demand or other communication shall be effective on the Bank only if given by each of us and on all of us if given by the Bank to any one of us.

21.	Firm, corporation, association, unincorporated body etc.: If it shall so happen that the Principal shall be either a firm or a limited company or other corporation or a committee or association or other unincorporated body, any of the provisions herein contained which shall be primarily and literally applicable to the case of a single and individual principal only shall be construed and take effect so as to give the Bank hereunder a guarantee for the money owing from such firm and every member thereof or from such limited company or corporation or committee or association or other unincorporated body as identical or analogous as may be with or to that which would have been given for the moneys owing from a single individual if the Principal were a single individual and any money, debts or liabilities shall be deemed to be owing, remaining due and unpaid by the Principal as provided in Section B above. In the case where the Principal is a firm, this Guarantee shall be deemed to be a continuing guarantee of all moneys owing, as provided in Section B above from the persons or person now or at any time hereafter from time to time and for the time being carrying on business in the name of or in succession to the firm or from any one or more of such persons and any change in the constitution of the firm whether by death, retirement or admission of partners or otherwise howsoever shall not affect, invalidate or discharge my/our liability under this Guarantee. In the case where the Principal is a limited company or other corporation any reference to bankruptcy shall be deemed to be a reference to liquidation, winding up or other analogous proceedings and the moneys owing as aforesaid and hereby guaranteed shall be deemed to include any moneys, owing in respect of debentures or debenture stock of such limited company or other corporation held by the Bank or on the Bank’s behalf.

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22.	Conditions to discharge:

(a)	If any moneys paid to the Bank in respect of the liabilities subject to this Guarantee are avoided or reduced or required to be repaid by virtue of any law relating to insolvency, bankruptcy, winding-up or liquidation or for any other reason, the Bank shall be entitled to enforce this Guarantee and any security held in respect thereof as if such moneys had not been paid.

(b)	Any release, discharge or settlement between the Bank and me/us (including the return of this Guarantee) shall be conditional upon no security, disposition or payment to the Bank by the Principal, me/us or any other party being avoided or reduced pursuant to any provisions or enactments relating to insolvency, bankruptcy, liquidation, winding-up or such similar proceedings, and if such condition shall not be fulfilled, the Bank shall be entitled at any time to enforce this Guarantee subsequently as if such release, discharge or settlement had not occurred.

(c)	For the purposes of Clause 22(a) and (b) above, the Bank shall be entitled to retain this Guarantee for a period of twenty-five months after the full payment, discharge or satisfaction of all money, debts and liabilities owing by the Principal in respect of the Guaranteed Obligations to the Bank and in the event of the commencement of bankruptcy or winding-up of any party making such payment, discharge or satisfaction, for such further period as the Bank may determine and to enforce this Guarantee subsequently as if such release, discharge or settlement had not occurred.

23.	Liabilities primary, invalidity of Principal’s debts etc.: Independent of the above stipulations, I/we further agree to be liable as an independent principal debtor to the Bank for the payment of all sums guaranteed or ought to be guaranteed hereby so that: -

(a)	this Guarantee may be enforced against me/us without the Bank first enforcing any rights or claims or instituting legal proceedings against the Principal and/or any third party or parties and/or to join in the Principal as a party in the same proceedings against me/us and/or the Bank first realizing or enforcing any of the securities or other guarantees held by the Bank whether from me/us or any other party or parties.

(b)	in addition and without prejudice to Clause 22 above, should any money, debts and/or liabilities, which if valid or enforceable would be guaranteed by and be the subject-matter of this Guarantee, be or become wholly or in part invalid, unenforceable against or irrecoverable from the Principal whether in law or otherwise as a result or arising out of any legal limitation, disability or incapacity on or of the Principal and/or any other reasons or circumstances including but not limited to want of or inadequacy of the borrowing power of the Principal, the irregular or improper exercise of the borrowing power, the exercise of the borrowing power concerned or the borrowing concerned by the Principal is ultra vires (in the case where the Principal is a limited company), the want of authority by any agent or person purporting to act on behalf of the Principal, I/we shall nevertheless be still liable to the Bank for such money, debts and/or liabilities as if the same were wholly valid and enforceable and I/we was/were the sole and principal debtor(s) in respect thereof by way of indemnity, on demand, irrespective whether or not as between the Bank and the Principal, the Principal will have a valid defence thereto and the Bank shall not be concerned to see or enquire into the powers of the Principal or its officers, employees or agents purporting to act on its behalf.

(c)	I/we hereby waive all and any of my/our rights as surety which may at any time be inconsistent with any of the provisions of this Guarantee.

24.	Assignment: I/We may not assign or transfer any of my/our rights or obligations under this Guarantee. The Bank may assign any of its rights whether wholly or in part under this Guarantee to a person in whose favour it has made an assignment of all or any of the general banking facilities referred to in Section B hereof without further reference to me/us and for the purpose of effecting any such assignment.

25.	Waiver, rights cumulative: No failure to exercise or enforce and no delay in exercising or enforcing on the Bank’s part of any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or enforcement of any right, remedy, power or privilege hereunder operate as a waiver thereof, nor shall any single or partial exercise or enforcement of any right, remedy, power or privilege preclude any other further exercise or enforcement thereof, or the exercise or enforcement of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and in addition to and not exclusive of any right, remedy, power and privilege provided by law or other documents held by the Bank.

26.	Notice of subsequent incumbrance: If the Bank receives notice of any subsequent mortgage, charge, assignment or any other disposition affecting the security, if any, afforded by me/us or any third party or interest thereon, the Bank may open a new account for me/us; if the Bank does not open a new account for me/us then unless the Bank gives notice to the contrary to me/us, it shall nevertheless be treated as if the Bank had done so at the time when the Bank receives such notice and as from that time all payments made by or on behalf of me/us to the Bank shall be credited or treated as having been credited to the new account and shall not operate to reduce the amount due from me/us to the Bank at the time when the Bank receives notice.

27.	Information of Guarantor(s):

(a)	I/We under take at all times to notify the Bank in writing of any change to my/our particulars including but without limitation my/our address(es), telephone number(s) and facsimile number(s).

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(b)	I/We agree that it is necessary to supply the Bank with data under Part B of the First Schedule hereto or any information as required by the Bank in order that the Bank will accept this Guarantee. I/We (which for this sub-clause refers to itself in the case of an incorporated entity and its capacity as the duly authorised agent acting on behalf of the relevant party/ies and individual(s) including but not limited to our holding company, subsidiaries, affiliates, shareholders, directors and authorized persons, all these parties and individuals are hereinafter collectively referred as the “Related Parties”) further authorize the Bank to use any data/information provided by me/us for the purposes set out in the Bank’s Conditions for Services (the “Conditions”) (provided that in the case of an individual, such use will be subject to the Data Policy Notice issued and/or revised by the Bank from time to time (the “Notice”), and the contents and the receipt of which are hereby acknowledged by me/us) and note that data/information held by the Bank will be kept confidential but permit the Bank to provide such data/information to the parties referred to in the Conditions or listed in the Notice (as the case may be) or in compliance with any laws, regulations, guidelines, directions or orders binding on or observed by the Bank or any of its branches, subsidiaries and holding company and the branches, subsidiaries and affiliates of the holding company or other persons including but not limited to credit reference agencies ,debt collecting agents and any actual or potential assignee, transferee, participant or sub-participant. I/We further authorize the Bank to contact any of my/our employers (if applicable), banks, referees or any other sources for the purpose of obtaining or exchanging any information and to compare the information provided by me/us with other information collected by the Bank for checking purposes. The Bank is entitled to use the result of such comparison to take any action which may be adverse to the interest of or against me/us. I/We consent to the data/information being transferred to another jurisdiction outside Hong Kong.

(c)	For the purpose of Clause 27(b) above, I/we (where applicable) shall be deemed to be “data subjects” as referred to in the Notice.

(d)	(i) In the case where we are an incorporated entity and the Conditions are not applicable to us, we agree that it is necessary to supply the Bank with data under Part B of the First Schedule hereto or any information as required by the Bank in order that the Bank will accept this Guarantee. (ii) We (which for this sub-clause refers to ourselves and our capacity as the duly authorised agent acting on behalf of our related parties and individuals including but not limited to our holding company, subsidiaries, affiliates, shareholders, directors and authorized persons, all these parties and individuals are hereinafter collectively referred as the “Related Parties”) authorize the Bank that any data, information and documents which are provided by us at the Bank’s request or collected in the course of dealings between the Bank and us or comes into the possession of the Bank at any time which shall include but not be limited to any information and documents relating to us and the Related Parties, our and the Related Parties’ accounts, financial condition, business and affairs, this Guarantee or any other agreements or transactions or dealings between us and/or the Related Parties and also between them and the Bank, may be disclosed by the Bank from time to time to the parties and for the purposes stated in (iii) below except that in the case where the data and information is related an individual such shall be subject to the limitations that are contained in the personal information collection statement issued and revised from time to time by the Bank. (iii) Such parties shall include all the parties which the Bank may in its discretion consider appropriate (including the Bank’s head or home office, holding company, and its and the holding company’s branches and subsidiaries, affiliates, agents and any actual or potential assignee, transferee, participant or sub-participant) and for whatever purposes as it may at its sole and absolute discretion deem fit (including without limitation meeting the requirements to make disclosure under the provisions of any law, regulations, guidelines, directions or orders binding on or observed by the Bank or any of its branches, subsidiaries and holding company and the branches, subsidiaries and affiliates of its holding company).

28.	Debt collection: The Bank shall be entitled to employ debt collecting agents to collect any sum due but unpaid by me/us hereunder. I/We hereby agree, and acknowledge that I/we have been warned, that I/we shall indemnify and keep the Bank indemnified on a full indemnity basis against all reasonable costs and expenses which the Bank may reasonably incur in employing debt collecting agents. The Bank is authorised to disclose to such agent any details of and information relating to me/us, my/our account(s) and/or all or any transactions or dealings between me/us and the Bank.

29.	Definitions:

In this Guarantee:-

(a)	“Agreed Interest Rate” means the rate or rates and the basis and method (including whether or not to be compounded) agreed between the Bank and the Principal by which interest on any general banking facilities (or any part thereof) granted or to be granted by the Bank to the Principal is to be calculated, provided always that if there is more than one rate of interest or more than one basis or method of calculating interest, the “Agreed Interest Rate” shall be the rate of interest or the basis or method of calculating interest as may be determined by the Bank in its absolute discretion.

(b)	“Default Interest Rate” means the rate or rates and the basis and method (including whether or not to be compounded) agreed between the Bank and the Principal by which interest on any sum(s) demanded but unpaid under this Guarantee is to be calculated in accordance with Clause 3 of Section C.

(c)	“general banking facilities” means all types of secured and unsecured banking facilities, loans, advances, credit facilities and financial, credit or other arrangement including but not limited to all types of foreign exchange transactions and swap arrangements, overdraft facilities, trust receipt facilities and all types of arrangement or facilities relating to documentary or other credits, in particular, their issuance, negotiation, and/or acceptance; issuance or acceptance of guarantees, indemnities and bonds; discounting, negotiation or purchase of bills of exchange or promissory notes; leasing or hire-purchase arrangements and all other types of arrangement whereby credit is extended, accommodation is afforded and/or liability or commitment (whether actual or contingent) is incurred by the Bank for or on account of the Principal in respect of the Guaranteed Obligations .

(d)	“I/We”, “me/us” and “undersigned” means the party or parties who executed this Guarantee, and where there are more than one party, “me/us” means and refers to all the parties executing this Guarantee or any one or more of them or, in the case of a firm, means each of the present and future partners of the firm and includes also such party’s or parties’ or, in the case of a firm, each of such partner’s, respective estate(s), successor(s), assign(s) and personal and/or legal representative(s) and “my/our” shall be so construed accordingly.

(e)	“the Principal” means the party or parties whose particulars are set out in Part A of the First Schedule hereto. Where the Principal consists of more than one party, “the Principal” means and refers to all such parties or any one or more of them and all covenants, undertakings and agreements of me/us in this Guarantee shall extend and apply only to any money, debts and liabilities owing or incurred by such parties jointly.

(f)	“Specified Amount” means the amount specified in the Second Schedule hereto.

26

(g)	“Specified Events” means the death, bankruptcy, liquidation, insolvency, winding up, incapacity, dissolution, incorporation or any change in the name, constitution or composition of, or the retirement or death of any partner or the introduction of any additional partner, or mental illness or other disability whatsoever of, the Principal and/or me/us and “Specified Event” means any one of the foregoing events.

(h)	“the Bank” includes the Bank’s successors and assigns and any or all of the Bank’s offices and/or branches whether located or operating in Hong Kong or elsewhere and for the avoidance of doubt, this Guarantee shall cover all debts, obligations and liabilities (whether actual or contingent) of the Principal in respect of the Guaranteed Obligations to the Bank anywhere in the world whether to any one or more of the Bank’s offices and/or branches in Hong Kong or elsewhere.

(i)	“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

(j)	References to any “party” or “person” in this Guarantee includes an individual, firm, company, corporation and an unincorporated body of persons.

(k)	The various matters set out as consideration in Section B of this Guarantee are in the disjunctive and alternative and the provision for considerations herein shall be deemed to have been absolutely and fully complied with and fulfilled if any one of the matters set out therein have been done.

(l)	Unless the contrary intention appears, words importing the masculine gender shall include females and corporations and words in the singular shall include the plural and words in the plural shall include the singular.

30.	Clauses severable: If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity or enforceability of the other remaining provisions hereof nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

31.	Law and jurisdiction: This Guarantee shall be governed and construed in all respects in accordance with the laws of Hong Kong. I/We hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong Courts but the Bank shall be entitled to enforce this Guarantee in courts of other competent jurisdiction as the Bank may select.

32.	Headings: In this Guarantee, headings to sections or clauses are inserted for convenience only and have no legal effect and reference to sections, clauses and schedules are to sections, clauses and schedules of this Guarantee unless otherwise stated.

33.	Language: The Chinese version of this Guarantee is for reference only and if there is any conflict between the English and Chinese versions, the English version shall prevail.

34.	Third Party Rights

(a)	Subject to Clause 34(c), a person who is not a party to this Guarantee has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) (the “Third Parties Ordinance”) to enforce or to enjoy the benefit of any term of this Guarantee.

(b)	Notwithstanding any term of this Guarantee, the consent of any person who is not a party to this Guarantee is not required to rescind or vary this Guarantee at any time.

(c)	Any director, officer, employee, affiliate or agent of the Bank may, by virtue of the Third Parties Ordinance, rely on any provision of this Guarantee (including without limitation any indemnity, limitation or exclusion of liability) which expressly confers rights or benefits on that person.

27

The First Schedule Above Referred To

Part A

Name and particulars of the Principal

Name	Address	Identification Document and number
HERE WE SEOUL LIMITED	30/F GRA VITY 29 HING YIP ST KWUN TONG KLN HK	B.R. No.62462977-000

Part B

Name and pai1iculars of the undersigned

Name	Address	Identification Document and number
WONG YING YEUNG	26 1ST STREET RIVER NORTH FAIRVIEW PARK YUEN LONG NT HONGKONG	H.K.I.D. No.Z851768(2)

YOUNG YUEN YI	HSE F2 TMT222 SHUEN WAN TAI PO NT HONG KONG	H.K.I.D. No.Y040367(7)

The Second Schedule Above Referred To

The Specified Amount

Up to an Unlimited Extent.

IN WITNESS WHEREOF this Deed of Guarantee is executed by the party(ies) whose name(s) appear(s) in Part B of the First Schedule hereto this 27 day of NOV, 2023

SIGNED, SEALED AND DELIVERED BY:

NAME	WONG YING YEUNG	SIGNATURE	/s/ WONG YING YEUNG

NAME	YOUNG YUEN YI	SIGNATURE	/s/ YOUNG YUEN YI

Witnessed by:-

Name	Yun Ka Ki Catharine 8827348	SIGNATURE	/s/ Yun Ka Ki Catharine

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In this authorization letter, “Facility” means the above facility granted or to be granted by the Bank to the Borrower(s) in such amount and on such terms and conditions as the Bank may in its absolute discretion determine.

I/We, the undersigned (the “Account Holder(s)”), being the holder(s) of the above account (the “Account”), hereby acknowledge that (i) the Borrower or any one or more of the Borrowers have either alone or jointly with any other person(s) applied for the Facility from the Bank; and/or (ii) the Borrower or any one or more of the Borrowers or any other parties have charged/will charge property(ies) (the “Properly(ies)”) in favour of the Bank as security for, inter alia, the Facility which may from time to time be due or owing from the Borrower(s).

The Account Holder(s) hereby authorize(s) the Bank to debit from time to time the Account for payment of all sums of money, debts and liabilities pursuant to or in connection with the Facility and all sums of money, including all insurance premium in connection with the Property(ies) until the Facility and interest thereon have been fully repaid to the Bank and the Borrower(s) has/have duly performed and discharged all the Borrower(s)’ obligations and liabilities with respect to or in connection with the Facility, provided that if the Facility has not yet been granted as at the date hereof, the foregoing authorization is subject to the Bank agreeing to grant the same. The Account Holder(s) further agree(s) that the Bank may debit the Account as aforesaid notwithstanding that to do so may result in an overdraft or an increase in the existing overdraft on the Account, provided that the Bank is entitled at its sole and absolute discretion not to debit the Account as aforesaid if the Account does not have adequate funds or sufficient overdraft facility. In case the Borrower(s) consist(s) of person(s) other than the Account Holder(s), such person(s), by way of countersigning this authorization, hereby acknowledge(s) to and agree(s) with the Bank that the Bank may discharge all or any obligations and liabilities of the Borrower(s) with respect to or in connection with the Facility by way of exercising the Bank’s rights under this authorization. The Account Holder(s) agree(s) that any notice of cancellation or variation of this authorization which the Account Holder(s) may give the Bank shall be given at least ONE month prior to the date on which such cancellation or variation is to take effect.

I/We hereby represent that my/our signature(s) below assemble(s) with the one(s) set out in my/our account mandate. Should there be any difference in the signature between this authorization letter and the account mandate, the Bank can act on this authorization letter for the purpose of carrying out the instruction herein contained but not otherwise.

The Chinese version of this authorization is for reference only. If there is any conflict between the English and Chinese versions, the English version shall prevail.

SIGNED BY the Account Holder(s):-

For and on behalf of HERE WE SEOUL LIMITED

/s/ Yun Ka Ki Catharine
Authorized signatory(ies)	Signature(s) Verfied / Witnessed by

COUNTERSIGNED BY person(s) comprising the Borrower(s) who is/are not any of the Account Holder(s):-

For and on behalf of [name of the firm/company]

[Sole proprietor / Partners / Authorized signatory(ies)	Signature(s) Verfied / Witnessed by

29

Drawdown Notice

Date:	27 NOV 2023

To:	Bank of China (Hong Kong) Limited

Re:	Term Loan Facility up to an extent of HONG KONG DOLLARS NINE MILLION ONLY (HKD9,000,000.00) under Facility Letter Ref. No. L/CCA/305/23/100734-00/F/8884246 dated 27 October 2023 subject to General Terms and Conditions for General Banking Facilities and Loan Facility(ies) (the “Facility Letter”)

I/We refer to the above Facility Letter and hereby give you notice that I/we wish to make a drawing of HONG KONG DOLLARS NINE MILLION ONLY (HKD9,000,000.00) on _______________________.

Additional instruction (if any of the following boxes is/are checked):

☑	Please credit the above amount into the account in the name of HERE WE SEOUL LIMITED under account number 01267710246186 maintained with Bank of China (Hong Kong) Limited.

I/We certify and confirm that:-

(a)	the representations and warranties contained in the Facility Letter, repeated with reference to the facts and circumstances subsisting at the date of this notice, remain true and correct; and

(b)	no Event of Default has occurred and/or is continuing.

Terms defined in the Facility Letter have the same meanings when used in this notice.

Yours faithfully,

For and on behalf of HERE WE SEOUL LIMITED

Authorized Signatory(ies)

Signature(s) Verified/Witnessed by:

/s/ Yun Ka Ki Catharine
Name:	Yun Ka Ki Catharine 8827348

30

BANK OF CHINA (HONG KONG) LIMITED

General Terms and Conditions for General Banking Facilities and Loan Facility(ies)

Important Notice:	These General Terms and Conditions for General Banking Facilities and Loan Facility(ies) set out the terms and conditions upon which the Bank would provide / continue I renew general banking facilities and loan facility(ies) to borrowers. Borrower(s) is/ are advised to read and understand these terms and conditions carefully before accepting the general banking facilities and loan facility(ies).

These General Terms and Conditions for General Banking Facilities and Loan Facility(ies) (as amended and in force from time to time) (“these General Terms and Conditions”) shall apply to all general banking facilities and loan facility(ies) (the “Facilities”) which Bank of China (Hong Kong) Limited (including its successors and assigns, the “Bank”) may from time to time grant to you as the Borrower.

1.	Definitions

In these General Terms and Conditions and the Facility Letter, unless the context otherwise requires, the following expressions shall have the following meanings: -

B Prime	means the prime rate for any currency other than HKD, CNY or USD as may be quoted by the Bank from time to time and subject to fluctuation;

Business Day	means a day on which commercial banks in Hong Kong are open for business but excluding Saturdays, Sundays and public holidays;

Base Rate	means the HKD Prime, USD Prime, CNY Prime, B Prime, HIBOR, CNY HIBOR or such other rates as may be determined by the Bank from time to time (as the case may be);

BIB L/C	means a letters of credit issuance and inward bills facility on a “back to back” basis against master letters of credit which is available on a “direct shipment” basis only;

Borrower	means any party to whom the Facilities are granted or made available by the Bank;

CIRS	means a Facility granted in connection with currency interest rate swap Transactions pursuant to the Bank’s Terms and Conditions for Treasury and Derivative Products, Terms and Conditions for Foreign Exchange and Derivative Transactions or the terms and conditions under the ISDA Documentation (as the case may be);

CNY	means Renminbi, the lawful currency of the People’s Republic of China;

CNY HIBOR	means in respect of a particular interest period and in relation to any advance and/or drawing under the Facilities in CNY, the rate per annum quoted by the Bank from time to time at Reuters (Code: “BCHN”) and Bloomberg (Code: “BOCH”);

CNYO/D	means an overdraft facility made available to the Borrower under current account(s) denominated in CNY;

CNY Prime	means the prime rate for CNY as may be quoted by the Bank from time to time and subject to fluctuation;

Currency Option	means a Facility granted in connection with currency option Transactions pursuant to the Bank’s Terms and Conditions for Treasury and Derivative Products, Terms and Conditions for Foreign Exchange and Derivative Transactions or the terms and conditions under the ISDA Documentation (as the case may be);

DDC O/D	means an overdraft facility made available to the Borrower under current account(s) denominated in HKD against uncleared cheque(s) which is/are due and which shall be expressed as a percentage of the face amount of the relevant cheque(s) as stated in the relevant Facility Letter;

Default Administrative Charges	means the amount of charges referred to in Clause 6.5;

Default Margin	means, without prejudice to Clause 6.2 below, 6% per annum for Loan Facility(ies), 10°./4, per annum for HKD O/D, DDC O/D, USD O/D and CNY O/D, or the rate specified by the Bank from time to time and displayed or posted in the Bank’s banking halls or such other rate as the Bank may designate and notify the Borrower;

D/L	means a demand loan facility;

D/P /D/A	means an export-bills purchase facility against export collection bills on Documents Against Payment (“D/P”) and/or Documents Against Acceptance (“D/A”) basis with a tenor and up to a percentage of the relevant bills as stated in the relevant Facility Letter;

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BANK OF CHINA (HONG KONG) LIMITED

EID	means an export invoice discounting facility with a tenor and up to a percentage against invoice(s) issued by the Borrower for goods sold or supplied by the Borrower;

EFAC

means the Maximum Funds in Use available for factoring of export bills pursuant to the terms and conditions of a factoring agreement and its supplement(s), if any, from time to time entered into between the Bank and the Borrower;

Event of Default	means any one of the events mentioned in Clause 24 below and reference to “Events of Default” shall be construed accordingly;

Facility(ies)	means the various general banking facilities and loan facility(ies) granted or made available to the Borrower from time to time as set out in the Facility Letter(s) and reference to “Facility” shall be construed accordingly;

Facility Letter	means the facility letter(s) containing the terms and conditions of the Facilities issued by the Bank to the Borrower, as may be amended, revised or supplemented from time to time;

FIX	means a Facility granted in connection with forward exchange Transactions pursuant to the Bank’s Terms and Conditions for Treasury and Derivative Products, Terms and Conditions for Foreign Exchange and Derivative Transactions or the terms and conditions under the ISDA Documentation (as the case may be);

HIBOR	means in respect of a particular interest period and in relation to any advance and/or drawing under the Facilities in HKD, the rate per annum quoted by the Bank in the Hong Kong Interbank Hong Kong Dollar Market and known as “Hong Kong Interbank Offered Rate”;

means Hong Kong dollars, the lawful currency of Hong Kong;
HKD
means an overdraft facility made available to the Borrower under current account(s) denominated in HKD;

HKD O/D	means an overdraft facility made available to the Borrower under current account(s) denominated in HKD;

HKD Prime	means the prime rate for HKD as may be quoted by the Bank from time to time and subject to fluctuation;

Hong Kong	means the Hong Kong Special Administrative Region of the People’s Republic of China;

IIF	means an import invoice financing with a tenor and up to a percentage of the relevant invoice as stated in the relevant Facility Letter;

1/L	means an import loans facility with a tenor as stated in the relevant Facility Letter;

ms	means a Facility granted in connection with interest rate swap Transactions pursuant to the Bank’s Terms and Conditions for Treasury and Derivative Products, Terms and Conditions for Foreign Exchange and Derivative Transactions or the terms and conditions under the ISDA Documentation (as the case may be);

ISDA Documentation	means the ISDA Master Agreement, the ISDA Schedule and any other documents ancillary to such documents;

L/C	means a letters of credit issuance and inward bills facility;

L/G	means a letters of guarantee issuance facility;

L/1	means a Facility granted for negotiation of export bills under letters of credits issued by banks acceptable to the Bank (not conforming to terms of such export letter of credit);

Loan Facility(ies)	means the Mortgage Loan Facility, Tenn Loan Facility, Demand Loan Facility, Revolving Loan Facility and any other loan facilities made available to the Borrower whether or not on the security of certain property(ies) or securities as stated in the relevant Facility Letter;

ML	means a Mortgage loan facility;

MML	means a money market line facility;

“Obligors”	means the Borrower, any party to a Security Document and any party to a Facility Letter (including by way of counter-signature), but shall not include the Bank and any other party expressly excluded by the Bank in a Facility Letter.

ODB	means a Facility granted for negotiation of export bills under letters of credits issued by banks acceptable to the Bank;

Original Interest Rate	means the respective applicable rate of interest for HKD O/D, DOC O/D, CNY O/D or USO O/D as specified in the Facility Letter;

Payment Order	means bills, drafts, orders and/or other instruments;

P/L	means a packing loans facility which shall be expressed as a percentage of the relevant export letter of credit as stated in the relevant Facility Letter;

POD	means a payment order discounting facility against any Payment Order purchased or discounted by the Bank from the Borrower;

PSF	means a pre-shipment financing facility which shall be expressed as a percentage of the relevant purchase order/contract as stated in the relevant Facility Letter;

R/L	means a revolving loan facility;

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BANK OF CHINA (HONG KONG) LIMITED

S/G	means a shipping guarantees issuance facility;

Sanctions	means the sanctions (including export controls) laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority. Without prejudice to the generality of the preceding sentence, Sanctions shall include: -

(a) in relation to the United States of America, any sanction applied by the United States (unilaterally or multilaterally) and shall include regulations imposed by the United States Treasury Department’s Office of Foreign Assets Control, the US Department of State or, to the extent applicable, the United States Department of Commerce’s Bureau of Industry and Security, including but not limited to US Export Administration Regulations; and

(b) in relation to Hong Kong, any sanctions applied by the Government of Hong Kong SAR (unilaterally or multilaterally) and shall include regulations imposed by the Hong Kong Monetary Authority, the Hong Kong Financial Services and the Treasury Bureau, including but not limited to the United Nations Sanctions Ordinance (Cap. 537), United Nations (Anti-Terrorism Measures) Ordinance (Cap.575), Weapons of Mass Destruction (Control of Provision of Services) Ordinance (Cap. 526) and Import and Export (strategic commodities) Regulations (Cap. 60G).

Sanctions Authority	means any of the followings:

(a)	The United Nations;
(b)	The People’s Republic of China;
(c)	The United States of America;
(d)	The European Union
(e)	The United Kingdom;
(f)	Hong Kong; and
(g)	the respective Government Authorities of any of the foregoing, including without limitation, OFAC, the US Department of State, the US Department of Commerce Bureau of Industry Security and the HKMA.

Sanctions Compliance Group	in relation to a person, means itself and its affiliates. For this purpose, (i) “person” means individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, vessel or partnership; and (ii) “affiliate”, in relation to a person, means another person that, directly or indirectly, controls, is controlled by, or is under common control with, the first mentioned person.

Security Documents	means such documents as may from time to time securing, guaranteeing or supporting the Facility(ies) for the benefit of the Bank;

Standby L/C	means a standby letters of credit issuance facility; means a term loan facility;

T/L	means a term loan facility;

T/R	means a trust receipt facility with a tenor as stated in the relevant Facility Letter;

Transactions	means the transactions entered into pursuant to the Bank’s Terms and Conditions for Treasury and Derivative Products, Terms and Conditions for Foreign Exchange and Derivative Transactions or the terms and conditions under the ISDA Documentation (as the case may be) and has its meaning ascribed therein;

USO	means United States dollars, the lawful currency of the United States of America;

USO O/D	means an overdraft facility made available to the Borrower under account(s) denominated in USD; and

USD Prime	means the prime rate for USD as may be quoted by the Bank from time to time and subject to fluctuation.

2.	Availability

2.1	Subject to the Borrower’s acceptance of and full compliance with the terms and conditions set out in the relevant Facility Letter and production and where appropriate, execution of all appropriate documentation mentioned in the relevant Facility Letter to the Bank’s satisfaction and payment of all required fees and charges, the Facilities set forth in the relevant Facility Letter will be made available to the Borrower for use until such time as the Bank shall notify the Borrower in writing to the contrary.

2.2	The Facilities shall be deemed automatically drawn down by the Borrower and/or advanced by the Bank when payment or liability is made or incurred by the Bank under the relevant Facilities. For the avoidance of doubt and subject to the Bank’s overriding discretion, setting up of credit limits in respect of any overdraft facility and/or any other Facilities would only be effected on Business Days.

2.3	The Bank reserves the absolute right to (i) reject any application from the Borrower to be provided with or utilize the Facilities and (ii) review and make adjustment to the Facilities at any time at its sole and absolute discretion.

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BANK OF CHINA (HONG KONG) LIMITED

2.4	Where a Facility (the “First Facility”) is said to be interchangeable with another Facility (the “Second Facility”) as stated in the relevant Facility Letter, and any free unutilized balance is available under the First Facility, the whole amount of such free unutilized balance can be made available to the Borrower for utilization under the Second Facility, subject to any limit stated in the relevant Facility Letter, and the reverse shall also apply. For the avoidance of doubt, any balance of any Facility which is withheld by the Bank shall not be treated as free unutilized balance of such Facility.

2.5	In case of T/R being granted, it means that T/R and SIG are granted such that the T/R are interchangeable with the S/G.

2.6	Unless otherwise stated in the relevant Facility Letter, whenever T/R are granted together with L/C, such T/R are granted by the Bank as part of the L/C so that the utilization of the T/R is subject to the availability of free unutilized balance under the L/C and upon utilization, will reduce the free unutilized balance of the L/C by a corresponding amount.

2.7	In case of T/L or D/L, any advance under such Facility shall be made against a drawdown notice, except that no drawdown notice is required if an application by the Borrower for opening a letter of credit has been accepted by the Bank, in which case drawdown shall be deemed to have been made at the time when payment or a commitment to pay is made by the Bank pursuant to the relevant letter of credit. If a shipping guarantee shall be issued by the Bank on behalf of the Borrower, drawdown shall be deemed to have been made at the time when the Bank pays the beneficiary under the shipping guarantee. Any payment by the Bank in a currency other than the currency of the relevant Facility shall be converted at the spot rate of exchange quoted by the Bank for buying the currency of payment with the currency of the relevant Facility.

2.8	If a drawdown notice specifies that the relevant advance shall be credited to an account opened in the name of a third party (and not the Borrower), the Borrower shall remain liable for the repayment of the advance once the same has been made to such account.

2.9	A drawdown notice shall be irrevocable once given. A drawdown notice shall be in writing and in such form as the Bank may direct.

2.10	A notice for rollover or selection of interest period shall be irrevocable once given. Such notice shall be in writing and in such form as the Bank may direct. The Bank may at its absolute discretion and subject to such conditions as the Bank may think fit accept an instruction for rollover or selection of interest period be given to the Bank by phone, facsimile or electronic mail.

2.11	Subject to the Bank’s overriding discretion, a drawdown will only be effected on a Business Day (which in the case of a Facility being denominated in USD shall mean a day on which commercial banks in Hong Kong, London and New York City are open for business but excluding Saturdays, Sundays and public holidays).

2.12	The Bank is not bound to monitor or verify the application of any amount borrowed under the relevant Facilities.

2.13	If, at any time, it is or will become unlawful in any applicable jurisdiction for the Bank to perform any of its obligations under the Facilities or to fund or maintain its participation in any loan, the Bank shall notify the Borrower of the same and the commitments of the Bank shall be immediately cancelled and the Borrower shall repay the Facilities in full on the date specified by the Bank in the notice delivered to the Borrower.

3.	Interest

3.1	All amounts advanced/drawn under the Facilities shall be charged with interest (before as well as after judgment and subject to fluctuation), commission and/or other charges at such rates as specified in the relevant Facility Letter or at such standard rates specified in any schedule of charges published by the Bank from time to time, or such other rates as the Bank may from time to time determine in its absolute discretion. The schedule of charges shall be made available to the Borrower at any time upon request. If any Base Rate is below zero, such Base Rate shall be deemed to be zero when calculating the applicable interest rate chargeable on the Facilities. In addition, if the applicable interest rate chargeable on the Facilities is below zero (after any negative Base Rate has been deemed to be zero), then such applicable interest rate shall be deemed to be zero.

3.2	Unless otherwise specified in these General Terms and Conditions or the relevant Facility Letter, interest on the Facilities will accrue from day to day and be calculated on the basis of actual number of days elapsed and a 365-day year for HKD and Pound Sterling or a 360-day year for other currencies (including USD and CNY) or according to the market practice as the Bank may from time to time adopt in its absolute discretion and any change to a prime rate shall immediately apply to any interest rate calculated by reference to such prime rate.

3.3

All accrued interest shall be payable on demand, and if no demand is made, shall be paid on the due date of each installment payable in respect of a Facility or, in the case where the principal sum of the Facilities is not payable by periodical installments, at such interval as the Bank may designate in the Facility Letter or otherwise on the relevant repayment date or according to the Bank’s customary practice as may be notified to the Borrower from time to time and if not so paid, the Bank shall have the right to capitalize such unpaid interest as principal advance so that it shall bear interest at the same rate.

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BANK OF CHINA (HONG KONG) LIMITED

3.4	Subject to the Bank’s approval, if any Facility is drawn in a currency other than that specified in the Facility Letter, the interest rate applicable to such Facility shall be such rate as determined by the Bank from time to time.

3.5	In respect of HKD O/D, and DDC O/D, the Bank shall be entitled to charge the highest of (i) the Original Interest Rate applicable to such facilities; or (ii) the overnight HIBOR; or (iii) the Bank’s cost of funds as may be quoted by the Bank from time to time.

3.6	In respect of USD O/D, the Bank shall be entitled to charge the highest of (i) the Original Interest Rate applicable to such facilities; or (ii) the Bank’s cost of funds as may be quoted by the Bank from time to time.

3.7	In respect of CNY O/D, the Bank shall be entitled to charge the highest of (i) the Original Interest Rate applicable to such facilities; or (ii) the Bank’s cost of funds as may be quoted by the Bank from time to time.

3.8	In respect of any overdraft facility (including HKD O/D, DDC O/D, CNY O/D and USD O/D), the interest accrued thereon shall be payable on the last Calendar Day of each month.

3.9	In respect of Facilities other than overdraft facilities, if interest on any such Facilities is charged by reference to prime rate plus or minus an interest margin or at a fixed rate, and if for any reason whatsoever, the prime rate is not available, or if the Bank’s cost of funds, as determined solely by the Bank, for maintaining such Facilities exceeds the prime rate or the fixed rate, or if the Bank is unable to obtain deposits to fund such Facilities, the Bank shall be entitled, without limiting the right of the Bank under Clause 3.1 to charge interest, commission or charges at such rates as it may determine from time to time, to charge interest at the Bank’s cost of funds or the overnight HIBOR/ the overnight CNY HIBOR (whichever is the highest) plus the said interest margin or where interest is charged at a fixed rate, an interest margin determined by the Bank.

3.10	If for any reason whatsoever, interbank offered rates (IBORs) include HIBOR (1) is not available, temporarily or permanently, (2) in the opinion of the Bank ceases to be representative, or (3) in the opinion of the Bank is no longer appropriate for the purposes of calculating interest hereunder, the Bank reserves its absolute right to review and amend the interest rate for the facility(ies) without prior notice. The Bank shall notify the Borrower(s) as soon as the interest rate has been amended.

3.11	If for any reason whatsoever, interbank offered rates (IBORs) include HIBOR or the amended rate as decided by the Bank pursuant to Clause 3.10 (if applicable) does not reflect the cost of funds incurred, interest for the advance shall be charged at interest margin over the Bank’s cost of funds as may be reasonably determined by the Bank solely. The Bank shall notify the Borrower such cost of funds as soon as it has been fixed.

3.12	In respect of a Loan Facility where the Borrower is entitled to choose the duration of interest periods, all accrued interest shall be paid in arrears at the end of each interest period. No interest period shall extend beyond the final maturity date as set out in the Facility Letter and if any interest period would otherwise extend beyond such date, it shall end on such date. If the Bank receives no valid selection of an interest period from the Borrower, that interest period shall be one month. If any interest period would otherwise end on a day which is not a Business Day, it shall end on the immediately succeeding Business Day, if there is one within the same calendar month, and, if not, on the immediately preceding Business Day.

3.13	In the case where the principal sum of the Facilities are not payable by periodical installments and the Bank designates in the Facility Letter that the interest accrued on the Facilities are payable monthly in arrears, the first interest payment date shall be the date in the succeeding month corresponding to the date of the drawdown of the relevant Facilities and thereafter subsequent interest payment dates shall be the corresponding dates in each and every succeeding months provided that no interest payment date shall extend beyond the final maturity date of the relevant Facilities set out in the Facility Letter.

4.	Payment

4.1	All payments or repayments made by the Borrower to the Bank are to be made in the currency of the payment or liabilities made or incurred by the Bank under the Facility Letter or otherwise in the converted currency if the Bank exercises its rights under Clause 4.4 (the “Applicable Currency”), in immediately available funds without set-off or counter-claim and free and clear of and without withholding or deduction of any or all present or future taxes, duties, payments or other charges. In case any payment under the Facility Letter and/or Security Documents is/are required for such withholding or deduction, it shall be increased by the Borrower to the extent necessary equal to the sum of payment as if no such withholding or deduction has been made. The Borrower shall immediately inform the Bank or pay such sum within the time prescribed. The Borrower shall also within 30 days of making such payment provide documentary evidence to the Bank showing the payment has been made.

4.2	If any change in, or in the interpretation of, any law or regulation or directive or compliance with any law or regulation or directive made after the original date of a Facility Letter:

(a)	increases the Bank’s cost of making available or maintaining the relevant Facilities; or

(b)	reduces the amount of any payment receivable by the Bank under the Facility Letter and/or Security Documents, then the Borrower will pay to the Bank on demand all amounts needed to compensate the Bank therefor.

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4.3	No payment to the Bank (whether under any judgment, court order or otherwise) shall discharge the obligation or liability of the Borrower in respect of which it was made unless and until the Bank shall have received payment in full in the Applicable Currency , and to the extent the amount of any such payment shall on actual conversion into the Applicable Currency fall short of such obligation or liability expressed in the Applicable Currency, the Bank shall have a further separate cause of action against the Borrower.

4.4	The Bank hereby expressly reserves the right, at any time at its absolute discretion without giving any reason therefor to the Borrower to: -

(a)	convert all or any outstanding indebtedness, liabilities and/or obligations due, owing or incurred by the Borrower under any Facility denominated in the currency specified in the Facility Letter for the relevant Facility into HKD; or

(b)	convert all or any outstanding indebtedness, liabilities and/or obligations due, owing or incurred by the Borrower under any Facility denominated in a currency other than that specified in the Facility Letter for the relevant Facility into the currency so specified for the relevant Facility or into HKD, as the Bank may deem fit in its absolute discretion.

The aforesaid conversion shall be at the then prevailing rate of exchange as the Bank may determine conclusively. For the avoidance of doubt, after such conversion, the Bank shall be entitled to re-determine the applicable interest rate for the converted indebtedness, liabilities and/or obligations on the basis that the same are denominated in HKD or (as the case may be) in the currency specified in the Facility Letter for the relevant Facility.

The Bank may also from time to time, without actual conversion, determine the outstanding amount of any Facility by reference to the base currency to which such Facility was originally denominated at the then prevailing rate of exchange as the Bank may determine conclusively. If such outstanding amount under the base currency exceeds the original base currency amount of such Facility, the Bank shall be entitled to request the Borrower to repay such excess amount upon demand in the currency as specified by the Bank.

4.5	Any payment made to the Bank in a currency (the “existing currency”) other than the Applicable Currency may at the Bank’s absolute discretion be converted into the Applicable Currency to cover the obligations and liabilities of the Borrower at the then prevailing spot rate of exchange as conclusively determined by the Bank for purchasing the Applicable Currency with the existing currency.

4.6	All payments made by the Borrower to the Bank shall be accepted upon and subject to the Bank’s practice and terms and conditions and where applicable to the rules of any relevant clearing system for the time being and from time to time in force, and shall be deemed not to have been made until such time as the relevant funds have been cleared and received for value by the Bank.

4.7	If a change in any currency of a country occurs and such change relates to the currency or currencies in which the Facilities or the transactions contemplated under the Facility Letter are denominated, these General Terms and Conditions and the Facility Letter will, to the extent the Bank (acting reasonably) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

5.	Repayment

5.1	Notwithstanding anything to the contrary contained in the Facility Letter and in these General Terms and Conditions but subject to Clause 27.8 hereof, the Bank reserves the overriding right to demand immediate repayment of all the outstanding indebtedness, liabilities and/or obligations (including interest and default interest thereon) due, owing or incurred by the Borrower (actual or contingent) to the Bank under or in respect of the Facilities.

5.2	Unless otherwise provided in the Facility Letter and/or these General Terms and Conditions and/or General Terms and Conditions for Mortgage Loan Facility or agreed by the Bank in writing, in the case of the Facilities being payable by monthly installments, the first installment shall be due and payable one month after the drawdown of the relevant Facilities; in the case of the Facilities being payable by bi-weekly installments, the first installment shall be due and payable two weeks after the drawdown of the relevant Facilities.

5.3	Subject to the Bank’s approval, in the case of the Facilities being payable by the Borrower by monthly installments, the Borrower may designate a day of each successive month as pre-set payment dates for payment of the monthly installments to the Bank. The first pre-set payment date shall be the pre-set payment date which immediately follows the date of drawdown of the relevant Facilities. If the first pre-set payment date does not fall on or falls before the date falling one month from the drawdown date of the relevant Facilities: -

(a)	the first monthly installment shall be due and payable on the second pre-set payment date and the subsequent monthly installments on the corresponding subsequent pre-set payment dates;

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BANK OF CHINA (HONG KONG) LIMITED

(b)	interest on the relevant Facilities shall accrue on a daily basis for the period from the drawdown date of the Facilities to the first pre-set payment date (the “Extended Interest”);

(c)	the amount due and payable for the first monthly installment shall be a sum representing the monthly installment payable (calculated as if the relevant Facilities were drawn on the first pre-set payment date) together with the Extended Interest.

If the first pre-set payment date falls on or after the date falling one month from the drawdown date of the relevant Facilities, the first monthly installment shall be due and payable on the first pre-set payment date and there shall be no Extended Interest payable by the Borrower.

5.4	If there is any variation in the interest rate resulting from a change in the Base Rate, the Bank may vary either the amount or number of installments or both at the Bank’s sole discretion and will notify the Borrower subsequently.

5.5	In the case of ML and/or T/L secured by mortgaged properties (the “said facilities”), the loan tenor specified in the Facility Letter is subject to the confirmation of the solicitors acting for the Bank after their review of the title deeds of the mortgaged property. Such loan tenor must not be longer than the term of the Government Grant under which the property is held. In the event the term of the Government Grant is shorter than the loan tenor of the said facilities, re-approval of the said facilities by the Bank is required. Such re-approval process may result in the Bank’s refusal to grant the said facilities or in repackaging the said facilities with different loan amount and/or loan tenor and/or the terms and conditions of the loan.

5.6	In respect of ML, T/L or D/L where CNY HIBOR or HIBOR is used as the Base Rate and where repayment is required to be made on an interest payment date or a repayment date only, or in respect of R/L, if a repayment is not made on an interest payment date, the Borrower shall indemnify the Bank for any break-funding cost which would have been incurred in the amount certified by the Bank.

5.7	Unless it is provided in the Facility Letter that the principal of the Facilities is payable by installments, the principal of the Facilities shall be repaid in full on the final maturity date set out in the Facility Letter.

5.8	If the Borrower shall anticipate or experience any difficulty in repaying or servicing the Facilities, the Borrower shall inform the Bank as soon as possible.

6.	Default interest/charges

6.1	Time shall be of the essence of any payment or repayment to be made by the Borrower.

6.2	The Bank reserves the right to charge default interest (before as well as after judgment) on a day to day basis on any sum which is not paid when due: -

	(a)	In respect of HKD 0/D and DDC 0/D, at (i) the HKD Prime plus the applicable Default Margin, or (ii) the overnight HIBOR, or (iii) the Bank’s cost of funds, whichever is the highest, provided that the foregoing default rate and method of calculation shall apply irrespective of whether the due but unpaid overdrafts fall within the overdraft limit previously allowed by the Bank or otherwise.

	(b)	In respect of USD 0/D, at (i) the USD Prime plus the applicable Default Margin, or (ii) the Bank’s cost of funds, whichever is the highest, provided that the foregoing default rate and method of calculation shall apply irrespective of whether the due but unpaid overdrafts fall within the overdraft limit previously allowed by the Bank or otherwise.

	(c)	In respect of CNY 0/D, at (i) the CNY Prime plus the applicable Default Margin, or (ii) the overnight CNY HIBOR plus the applicable Default Margin, or (iii), the Bank’s cost of funds, whichever is the highest, provided that the foregoing default rate and method of calculation shall apply irrespective of whether the due but unpaid overdrafts fall within the overdraft limit previously allowed by the Bank or otherwise.

	(d)	In respect of Loan Facility(ies), at the higher of (i) the applicable Default Margin plus the prime rate for the relevant currency and as may from time to time be quoted by the Bank, and (ii) the Bank’s cost of funds; or such other rates as the Bank may from time to time determine at its absolute discretion.

	(e)	For Facilities other than HKD O/D, DDC O/D, USD O/D, CNY O/D and Loan Facility(ies), at (i) the applicable Default Margin plus the prime rate for the relevant currency and as may from time to time be quoted or determined by the Bank, or (ii) the overnight inter-bank offered rate for the relevant currency and as may from time to time be quoted or determined by the Bank, or (iii) the Bank’s cost of funds whichever is the highest; or such other rates as the Bank may determine from time to time at its absolute discretion.

6.3	(a)	In respect of HKD O/D and DDC O/D, the Bank shall have the right to charge default interest at the higher of (i) such default rate and in such method of calculation as set out in Sub-clause 6.2{a) on any sum which is overdrawn in excess of the applicable pre-agreed overdraft limit, whether such excess is allowed by the Bank in the exercise of its discretion or upon the request of the Borrower or otherwise, or (ii) the Original Interest Rate.

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BANK OF CHINA (HONG KONG) LIMITED

(b)	In respect of USD O/D, the Bank shall have the right to charge default interest at (i) the USD Prime plus 6% per annum, or (ii) the Bank’s cost of funds, or (iii) the Original Interest Rate applicable to the USD O/D, whichever is the highest, on any sum which is overdrawn in excess of the applicable pre-agreed overdraft limit, whether such excess is allowed by the Bank in the exercise of its discretion or upon the request of the Borrower or otherwise.

(c)	In respect of CNY O/D, the Bank shall have the right to charge default interest at (i) the CNY Prime plus the applicable Default Margin, or (ii) the overnight CNY HIBOR plus the applicable Default Margin, or (iii) the Bank’s cost of funds, or (iv) the Original Interest Rate, whichever is the highest, on any sum which is overdrawn in excess of the applicable pre-agreed overdraft limit, whether such excess is allowed by the Bank in the exercise of its discretion or upon the request of the Borrower or otherwise,.

6.4	Default interest shall accrue on a day to day basis and be calculated from the date when payment is due up to the date of final payment in full. In the case of the Loan Facility(ies) being payable by installments, if any installment or interest payment is overdue, default interest shall be calculated from the due date of the relevant installment or interest payment on a daily basis up to the day on which actual payment in full has been made. The provisions in this Clause 6.4 shall not prejudice or affect the Bank’s rights to charge default interest under Clause 6.2 above.

6.5	Apart from default interest, the Bank reserves the right to charge the Borrower Default Administrative Charges of HKDS00.00 or such other amount as determined by the Bank from time to time, on each time when the Borrower fails to make a payment on its due date. In addition, if the Bank shall determine in its absolute discretion that it is necessary to instruct lawyers to issue letter of demand to the Borrower or to take any other recovery action against the Borrower after the Borrower has failed to make any payment on its due date, the Bank shall have the right to recover all legal costs reasonably incurred by the Bank and the Borrower shall be obliged to pay such costs to the Bank upon demand.

6.6	For the avoidance of doubt, hi case the Original Interest Rate chargeable on the overdue sum shall exceed the default rate specified in Clause 6.2, the Bank shall have the right to continue to apply such Original Interest Rate notwithstanding the sum is overdue.

6.7	The Bank reserves the right to compound default interest at such intervals as it deems fit.

7.	F/X and other Treasury and Derivative Products

7.1	All F/X and other treasury and derivative products Transactions shall be subject to the terms and conditions stipulated by the Bank from time to time and the market practices prevailing for the time being and must be settled before 3:00 p.m. Hong Kong time on the relevant value date or delivery date for any particular Transactions or such other time as may be required by the Bank.

8.	Facilities granted to two or more Borrowers severally

8.1	If, under any Facility Letter, the Facilities are granted to two or more Borrowers severally, such Facilities or any part or parts thereof may, subject to the Bank’s prior approval, be utilized by any one of the relevant Borrowers within such sub-limits (the “Sub-Limits”) (if they are expressly stipulated in the relevant Facility Letter or otherwise imposed by the Bank) and upon such terms as the Bank may determine from time to time. In any event, the Borrowers may not in aggregate borrow more than the amount of the Facilities. For the purpose of this Clause 8, the Facilities that are granted to two or more Borrowers severally are hereinafter called the “Global Facilities” and the facility limit in respect of the Global Facilities is called the “Global Limit”.

8.2	For the avoidance of doubt, unless Sub-Limits are stipulated in the Facility Letter or otherwise imposed by the Bank, the Bank may allow any one or more of the Borrowers to utilize the Global Facilities up to the full extent of the Global Limit, provided that unless the Bank in its absolute discretion agrees, the aggregate utilization of the Global Facilities at any time by all of the relevant Borrowers in respect of each type of the Global Facilities shall not exceed the relevant Global Limit(s) of such Global Facilities.

8.3	Where there are Sub-Limits stipulated in the Facility Letter or otherwise imposed by the Bank, all the Borrowers acting together by themselves or through an authorized representative(s) may apply to the Bank to vary the Sub-Limits allocated to each of the Borrowers by giving the Bank not less than three (3) Business Days’ prior notice. The Bank reserves the absolute discretion to determine whether to accept or reject any such application.

8.4	Upon approval by the Bank of any application to vary the Sub-Limits, each of the relevant Borrowers shall be bound by the variation and any condition imposed by the Bank in respect of such variation.

8.5	Notwithstanding anything herein contained, the Bank reserves the absolute right to re-allocate the Global Facilities and/or the Global Limits and/or the Sub-Limits (if any) at any time and at the Bank’s sole and absolute discretion.

8.6	For the avoidance of doubt, all provisions contained in these General Terms and Conditions applicable to the Facilities shall equally apply to the Global Facilities and insofar as the relevant Borrower’s utilization of and liabilities under or relating to the Global Facilities are concerned, each of the Borrowers to whom the Global Facilities is granted shall be bound by the provisions contained in these General Terms and Conditions.

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BANK OF CHINA (HONG KONG) LIMITED

9.	Facilities to be used by third parties

9.1	Subject to the Bank’s prior approval, the Bank may, at the request of the Borrower, allow the Facilities granted to the Borrower to be utilized by third parties (the “Co-user(s)”) upon the following conditions and other additional conditions as the Bank may from time to time impose:

(a)	any utilization of the Facilities by the Co-user(s) shall be booked under the account(s) of the Borrower and the Borrower shall be fully liable for the same to the Bank as if it were the party actually utilizing the Facilities;

(b)	in addition and without prejudice to sub-clause (a) above, the Co-user(s) shall, in addition to the Borrower, be fully liable to the Bank in respect of their utilization of the Facilities as if the Facilities were granted in their favour and utilized by them under their own account(s). In this regard, the Co-user(s) shall be bound by these General Terms and Conditions and any other terms and conditions under which the Bank has agreed to grant the Facilities to the Borrower, as if the Co-user(s) is/are the Borrower named therein; and

(c)	in case the Borrower has given any guarantee in favour of the Bank for the obligations and liabilities of the Co-user(s) under general banking facilities granted or to be granted by the Bank in favour of the Co-user(s), such guarantee shall for all intent and purposes cover the obligations and liabilities of the Co-user(s) under sub-clause (b) above. For the avoidance of doubt, this provision shall not be affected in case the liability of the Borrower under sub-clause (a) above is or becomes unenforceable or avoided for whatever reason.

10.	Prepayment

10.1	Unless otherwise provided in the Facility Letter, prepayment under the Loan Facility(ies) shall be subject to the following conditions:

(a)	where the principal sum of the Loan Facility(ies) is repayable by instalments, all prepayments (whether total or partial) must be paid on an instalment payment date of the Loan Facility(ies), otherwise the Bank shall be entitled to charge interest on the amount to be prepaid up to the next coming instalment payment date;

(b)	in respect of Loan Facility(ies) where CNY HIBOR or HIBOR is used as the Base Rate, if a prepayment is not made on an interest payment date or a repayment date, the Borrower shall indemnify the Bank for any break-funding cost which would have been incurred in the amount certified by the Bank;

(c)	the Borrower shall give to the Bank at least 1 month’s prior notice in writing of the Borrower’s intention to prepay whether in whole or in part the outstanding amount of the Loan Facility(ies). Such notice shall be irrevocable once given. If the Borrower fails to give such notice in the prescribed manner, a prepayment fee as may be specified by the Bank from time to time and displayed or posted in the Bank’s banking halls shall be payable by the Borrower on or before the prepayment;

(d)	any partial prepayment shall be in the minimum sum of HKD50,000.00 or its equivalent in other foreign currencies. In the case of any partial prepayment, the Bank may, at its discretion, vary either the amount of the monthly instalment or the number of future instalments;

(e)	amount prepaid shall be subject to the Bank’s right of appropriation under Clause 17 below;

(f)	any prepayment of the principal of the Loan Facility(ies) shall include all interest accrued thereon and may not be re-borrowed;

(g)	all or any sums or liabilities (actual or contingent) payable by the Borrower in connection with the prepaid portion of the Loan Facility(ies) shall be paid or discharged by the Borrower on or before the prepayment; and

(h)	due payment of any prepayment charges or fees as may be stipulated in the relevant Facility Letter.

11.	Conclusive Statement

11.1	Any statement of account (including, without limitation, the monthly statement) relating to the Facilities signed as correct by any one of the Bank’s officers shall be conclusive evidence of the indebtedness of the Borrower to the Bank and be binding on the Borrower, save for manifest error.

11.2	Any certificate relating to the Bank’s cost of funds or any Base Rate in respect of any Facilities signed as correct by any one of the Bank’s officers shall be conclusive and binding on the Borrower.

11.3	Any opinion, determination or decision by the Bank as to any materiality, effect or otherwise relating to anything herein mentioned or referred to shall be conclusive and binding on the Borrower.

11.4	Instruction given by the Borrower to the Bank through telephone, facsimile or electronic mail shall be binding against the Borrower and the Bank may (but shall not be obliged to) act upon such instructions subject to such conditions as the Bank may think fit. The Bank may at its absolute discretion take recording or keep record of such instructions with or without notice to the Borrower. The Borrower consents to such recording and record keeping and agrees to the use of such records for any purpose that the Bank deems desirable including for use as evidence, in any proceedings, against the Borrower or any other person.

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12.	Termination of the Facilities

12.1	Notwithstanding anything contained in the Facility Letter (including any review date stated therein), the Bank reserves the overriding right to:-

(a)	review the Facilities at any time (if applicable, prior to the review date stated in the Facility Letter) and the Facilities shall terminate forthwith (if applicable, even if prior to the said review date) as and when the Bank has given to the Borrower notice of termination; and

(b)	increase, reduce and/or cancel the Facilities or any part or parts thereof or to vary or amend the terms and conditions thereof at any time at its sole and absolute discretion to be effective forthwith (if applicable, even if prior to the said review date) by notice in writing to the Borrower.

12.2	A renewal fee shall be payable by the Borrower when the Facilities or any part or parts thereof are renewed, extended or otherwise revised by the Bank.

13.	Mortgaged Property(ies)

13.1	The following provisions shall apply if land property(ies) is/are mortgaged to the Bank as security for the Facilities:-

(a)	the title of the property(ies) to be mortgaged to the Bank shall be approved by solicitors appointed by the Bank;

(b)	the mortgaged property(ies) has/have to be insured against fire risks. The relevant insurance policy denoting the Bank’s interest as mortgagee together with the premium receipt shall be lodged with the Bank forthwith after the Borrower has accepted the relevant Facility Letter under which the Facilities are granted (but in any event prior to the drawdown of the Facilities), and in the case of renewal of any insurance policy, fifteen (15) days before the expiry of the current insurance policy, provided always that if the Borrower fails to perform its obligation as aforesaid, the Bank shall be entitled (but not be obliged) to take out or renew at the Borrower’s costs and expenses the said insurance policy for the Borrower with such insurance company, for such insured amount and on such terms as the Bank shall determine;

(c)	where the property(ies) mortgaged is/are residential property(ies), such property(ies) shall, as indicated and subject to the conditions imposed by the Bank, be insured against fire risks with an insurance company acceptable to the Bank for an amount approved by the Bank. If the amount insured is the full replacement value of the property(ies) and the Bank requires valuation of the property(ies) to be conducted by the Bank’s nominated surveyor form time to time, the Borrower shall be liable to reimburse the Bank on demand all valuation charges, so incurred;

(d)	where the property(ies) mortgaged is/are property(ies) other than residential properties, such property(ies) has/have to be insured through the Bank’s appointed agent upon such terms, for such amount and against such risks as the Bank may require from time to time;

(e)	where the mortgage of the property(ies) is given to the Bank by way of equitable mortgage, the Borrower shall forthwith on demand by the Bank execute or procure the execution of a legal mortgage or legal charge in favour of the Bank on such terms and in such form as the Bank may require;

(f)	the Borrower undertakes that the property(ies) is/are self-occupied by the registered owner(s) thereof and the property(ies) shall not be let to any other party(ies) unless with the Bank’s prior written consent. The Bank shall have the right to re-determine the interest rate, the loan amount and/or the terms and conditions of the relevant Facilities at its absolute discretion upon giving the consent to let and such re-determination of the interest rate, the loan amount and/or the terms and conditions shall take immediate effect unless otherwise agreed by the Bank. All costs and expenses (including the Bank’s legal costs on a full indemnity basis) reasonably incurred by the Bank in giving the consent shall be borne and paid by the Borrower;

(g)	the Borrower undertakes that it shall not / it shall procure the mortgagor not to enter into any second mortgage / further mortgage over the property(ies) without the prior written consent of the Bank. Otherwise, re-approval of the Loan by the Bank is required. Such re-approval process may result in the Bank’s refusal to grant the Loan or in repackaging the Loan with different loan amount and/or loan tenor and/or the terms and conditions of the loan; and

(h)	on default in payment of any of the Facilities, the Bank may take possession of and sell the property(ies) pursuant to the terms of the relevant mortgage or charge documents under which the property(ies) is/are mortgaged to the Bank.

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14.	Property valuation fees

14.1	The Borrower acknowledges that when any land property is proposed to be mortgaged to the Bank as security for the Facilities, the Bank may, in its absolute discretion, elect to engage a property valuation agent or its internal office or department, or both, to assess the value of the property concerned. Without prejudice to the generality of the foregoing, during the availability of the Facilities, the Borrower will promptly deliver to the Bank from time to time as requested by the Bank valuation report or reports (with the name of the Bank as the addressee) in respect of the mortgaged property(ies) or any part thereat: which shall be dated not earlier than 30 days prior to the date of its delivery and prepared at the cost and expense of the Borrower by an independent firm of property valuation agent acceptable to the Bank, as to the then current market value of the mortgaged property(ies).

14.2	If any property valuation agent has been engaged, the Borrower shall be obliged to reimburse the Bank the full amount of the fees charged by the agent and pay the Bank a handling charge in such sum as the Bank may charge its customers generally for arranging such kind of property valuation. If the Bank has engaged its internal office or department to make assessment of the value of the property concerned, the Bank may impose a handling charge on the Borrower in such amount as the Bank may charge its customers generally for such service. All such fees and charges shall be payable by the Borrower forthwith on demand.

14.3	For the avoidance of doubt, unless the Bank otherwise agrees, the Borrower shall be liable for the payments mentioned in Clause 14.2, notwithstanding that the property in question may not eventually be accepted by the Bank as security for the Facilities for whatever reason or that the Facilities are not eventually made available to or utilized by the Borrower on whatever ground.

15.	Indemnity

15.1	The Borrower shall indemnify the Bank on a fully indemnity basis from and against all action, suits, proceedings, claims, demands, losses, damages, costs, fees, expenses and/or liabilities of whatsoever nature which the Bank may suffer, incur or sustain, whether actual or contingent, by reason of or in maintaining or enforcing the Facilities granted to the Borrower (including the Facilities used by Co-user(s) as mentioned in Clause 9 above) or by accepting any instruction/notice given by the Borrower through telephone, facsimile or electronic mail unless caused by the negligence or wilful default of the Bank.

15.2	Without prejudice to Clause 4.1, if the Bank is required to make any payment for such withholding or deduction referred to in Clause 4.1 or incur any liability with respect to such withholding or deduction, the Borrower shall promptly indemnify the Bank against such payment or liability.

16.	Expenses

16.1	Whether or not the Facilities are drawn or utilized by the Borrower, all expenses including but not limited to legal fees, communications and other out-of-pocket expenses reasonably incurred by the Bank in connection with the Facilities or any documents executed in respect of the Facilities or any enforcement, or attempted enforcement, of the Bank’s rights under the Facility Letter or other documents executed in respect of the Facilities, are to be borne by the Borrower on a full indemnity basis.

17.	Appropriation

17.1	The Borrower hereby irrevocably waives any right or power which it may have by way of appropriation and the Bank shall have the sole and absolute right to appropriate either at the time of payment or at any time thereafter any moneys paid to the Bank by or otherwise coming into the Bank’s possession or control from the Borrower in or towards discharging whichever part or parts of liabilities of the Borrower to the Bank as the Bank shall think fit. Any such appropriation shall override any purported appropriation by the Borrower.

18.	Set-off and Lien

18.1	In addition and without prejudice to any general banker’s lien, right of set-off or similar right to which the Bank may be entitled, the Bank shall have the right and is hereby irrevocably and unconditionally authorized, to the fullest extent permitted by law, form time to time and at any time without prior notice to the Borrower (any such notice being expressly waived):-

(a)	to set off and appropriate and apply any credit balance in any of the account(s) and/or deposit(s) of the Borrower (whether in its sole name or jointly with others) in whatever currency maintained with any of the Bank’s branches or sub-branches (whether subject to notice or not and whether matured or not) and/or any of the liability of the Bank (whether actual or contingent) due or owing to the Borrower (whether alone or jointly with others) against or on account of the obligations and liabilities whatsoever of the Borrower (whether actual or contingent, future or existing) due, owing or incurred to the Bank; and

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(b)	to apply any credit balance in any of the account(s) and/or deposit(s) of the Borrower (whether in its sole name or jointly with others) in whatever currency maintained at any of the Bank’s offices or branches or sub-branches (whether the credit balance was originally available in any account maintained with the Bank (formerly known as Po Sang Bank Limited) or any one or more of Bank of China (Hong Kong Branch), The Kwangtung Provincial Bank (Hong Kong Branch), Sin Hua Bank Limited (Hong Kong Branch), The China & South Sea Bank Limited (Hong Kong Branch), Kincheng Banking Corporation (Hong Kong Branch), The China State Bank Limited (Hong Kong Branch), The National Commercial Bank Limited (Hong Kong Branch), The Yien Yieh Commercial Bank Limited (Hong Kong Branch) and Hua Chiao Commercial Bank Limited (collectively the “Merging Banks”) prior to the merger of the said Merging Banks on 1st day of October 2001 (the “Date of Merger”)) (whether subject to notice or not and whether matured or not) and/or to set off any of the liability of the Bank (whether actual or contingent) due or owing to the Borrower (whether alone or jointly with others) including but not limited to any liability of any one or more of the Merging Banks (whether actual or contingent) which was originally due or owing to the Borrower (whether alone or jointly with others) prior to the Date of Merger, towards satisfaction of or against the Borrower’s obligations and liabilities, whether actual or contingent, future or existing, due, or owing or incurred to the Bank, including but not limited to any such obligations and liabilities of the Borrower originally due, owing or incurred to the Bank or any one or more of the Merging Banks prior to the Date of Merger.

The Bank shall notify the Borrower promptly after exercising its rights under this Clause 18.1.

18.2	For the purposes aforesaid, the Bank may convert all or any part of the said credit balance or deposit of the Borrower or such liability of the Bank to the Borrower to such other currencies at the applicable rate of exchange quoted and determined by the Bank as may be necessary.

18.3	If any sum is due but unpaid under the Facilities and/or these General Terms and Conditions, the Bank may at any time without further reference to the Borrower, retain all or any securities, valuables or any other property whatever and wherever situate which may be deposited with or otherwise held by the Bank for or in the name of the Borrower whether for safe custody or otherwise and sell the same or any part thereof at such price as the Bank shall determine whether by public auction, private treaty or tender and the Bank may engage such agent or broker therefor and apply the proceeds thereof in satisfaction of any or all sums owing under the Facilities and/or these General Terms and Conditions after first deducting all costs and expenses reasonably incurred by the Bank and the Bank shall not be liable for any loss arising from the sale or other disposition of any such securities, valuables or other property unless caused by the negligence or wilful misconduct of the Bank.

18.4	The rights herein conferred on the Bank are in addition and without prejudice to any rights conferred on the Bank under any Security Documents at any time and from time to time held by the Bank.

19.	Authorization to debit account(s)

19.1	The Bank shall be entitled to debit at any time and from time to time all or any of the interests, fees, charges, commissions, costs, expenses and other sums due and payable by the Borrower in respect of the Facilities from any of the account(s) of the Borrower without prior notice to the Borrower. Such sums shall be deemed duly drawn or overdrawn from the account(s) by the Borrower.

20.	Debt Collection

20.1	The Bank shall be entitled to employ debt collecting agent(s) to collect any sum due but unpaid by the Borrower under the Facilities. The Borrower agrees, and acknowledges that the Borrower has been warned, that the Borrower shall indemnify and keep the Bank indemnified on a full indemnity basis against all costs and expenses which the Bank may reasonably incur in the employment of debt collecting agent(s). The Bank shall be entitled to disclose to such debt collecting agent(s) any or all information relating to the Borrower, the Facilities or the Facility Letter.

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BANK OF CHINA (HONG KONG) LIMITED

21.	Information

21.1	The Borrower agrees that it is necessary to supply the Bank with data/information related to the Borrower (including for the purpose of this subclause, that of any party/ies or individual(s) who is/are related to a corporate borrower in whatever capacity) or any information as required by the Bank for assessing the grant, revision and renewal of the Facilities. The Borrower (which for this subclause refers to itself in the case of an incorporated entity and its capacity as the duly authorized agent acting on behalf of the related party/ies and individual(s) including but not limited to the Borrower’s holding companies, subsidiaries, affiliates, shareholders, directors and authorized persons, all these parties and individuals are hereinafter collectively referred as the “Related Parties”) authorize the Bank to use any data, information and documents relating to the Borrower and the Related Parties , the Facilities, the Facility Letter or any other agreements or transactions or dealings between the Borrower and/or the Related Parties and /or the Bank in accordance with the Bank’s Conditions for Services (as amended and in force from time to time) (the “Conditions”) (provided that in the case of an individual, such use will be subject to the Data Policy Notice issued and/or revised by the Bank from time to time (the “Notice”), and the contents and the receipt of which are hereby acknowledged by the Borrower) and notes that such data/information/documents (including the Facility Letter or anything in respect of the Facilities) held by the Bank will be kept confidential but permits the Bank to provide such data/information/documents to the parties referred to in the Conditions or listed in the Notice (as the case may be) or to any of its branches, subsidiaries and holding companies and the branches, subsidiaries and affiliates of any of its holding companies (together the “Bank’s Related Parties”) or other persons including but not limited to any person permitted by the Borrower, the professional advisers and any other persons providing services to the Bank or any of the Bank’s Related Parties (including, without limitation, credit reference agencies, debt collection agencies, rating agencies, insurers or insurance brokers, credit protection providers), any actual or potential assignee, transferee, participant or sub-participant or any subsequent chargee, mortgagee or encumbrancer in respect of securities held by the Bank for the Facilities or to any person to the extent required by or for compliance of any laws, regulations, guidelines or rules of stock exchange binding on or applicable to the Bank or any of the Bank’s Related Parties or to any person to whom information is required or requested to be disclosed by any court or governmental or regulatory authority to which the Bank or any of the Bank’s Related Parties are subject to or to any person to whom information is required to be disclosed in connection with, and for the purposes of any litigation, arbitration, administrative, mediation or other investigations, proceedings or disputes relating to the Bank or any of the Bank’s Related Parties. The Borrower further authorizes the Bank to contact any of the employers of the Borrower (if applicable), bank, referee, credit reference agencies or any other source for the purpose of obtaining or exchanging any information and to compare the information provided by the Borrower with other information collected by the Bank for checking purposes. The Bank is entitled to use the result of such comparison to take any action which may be adverse to the interest of or against the Borrower. The Borrower also consents to the data/information/documents being transferred to another jurisdiction outside Hong Kong.

21.2	The Borrower undertakes at all times to notify the Bank in writing of any change of the particulars of the Borrower including without limitation the Borrower’s address, telephone number and facsimile number.

21.3	The Borrower agrees that the Bank may provide the following information to any Obligors in respect of any Facilities extended by the Bank to the Borrower:

(a)	a copy of the contract evidencing the obligations to be guaranteed or secured by any Obligors or a summary thereof;

(b)	a copy of any formal demand for overdue payment served on the Borrower from time to time; and

(c)	a copy of the latest statement of accounts provided to the Borrower from time to time on request by any Obligors.

21.4	In the case of an individual Borrower, the Borrower acknowledges that the Bank has provided him with the following information:

(a)	the Borrower’s data may be supplied to a credit reference agency and/or, in the Event of Default, to a debt collection agency;

(b)	the Borrower’s right to be informed, upon request, about what items of data are routinely disclosed to such credit reference agency and/or debt collection agency, and the Borrower’s right to be provided with further information to enable the making of a data access and collection request to the relevant credit reference agency or debt collection agency, as the case may be;

(c)	that, in the event of any default in payment, unless the amount in default is fully paid before the expiry of 60 days from the date such default occurred, the Borrower shall be liable to have his account data retained by the credit reference agency until the expiry of five years from the date of final settlement of the amount in default; and

(d)	that the Borrower, upon termination of the account by full payment and on condition that there has not been, within five years immediately before such account termination, any material default on the account, will have the right to instruct the Bank to make a request to the credit reference agency to delete from its database any account data relating to the terminated account.

21.5	The Borrower shall promptly supply, or procure the supply of, such documentation and other evidence as reasonably requested by the Bank or pursuant to or in satisfaction of any law or regulation to which the Bank is subject.

21.6	This Clause 21 shall also apply, mutatis mutandis, to any party who has entered into or countersigned the Facility Letter in favour of the Bank, but is not otherwise a party to any other Security Document.

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BANK OF CHINA (HONG KONG) LIMITED

22.	Assignment

22.1	The Bank may at any time, without consent of or notice to the Borrower, assign or transfer to any party all or any of its rights, benefits, obligations and liabilities under the Facilities and these General Terms and Conditions and the related guarantees, collateral securities and support documents provided that the Borrower, at any time of such assignment or transfer, will not be liable to pay any greater amount than the Borrower would have been liable to pay had no assignment or transfer been made. The Borrower may not assign or transfer any of its rights, benefits, obligations and/or liabilities under the Facilities and/or these General Terms and Conditions to any party except with the prior written consent of the Bank.

22.2	In addition to the other rights provided to the Bank, the Bank may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create security in or over (whether by way of collateral or otherwise) all or any of its rights under any Facility Letter(s) or Security Document to secure obligations of the Bank including:

(a) any charge, assignment or other security to secure obligations to a federal reserve or central bank; and

(b) any charge, assignment or other security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Bank as security for those obligations or securities, except that no such charge, assignment or security shall:

(i) release the Bank from any of its obligations under the Facility Letter(s) or Security Document or substitute the beneficiary of the relevant charge, assignment or security for the Bank as a party to any of the Facility Letter(s) or Security Document; or

(ii) require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the Bank under the Facility Letter(s) or Security Document.

23.	Representations, warranties and undertakings

23.1	The Borrower makes the following representations and warranties to the Bank on the date of its execution of the relevant Facility Letter: -

(a)	it is a company duly incorporated with limited liability under the laws of the place where it was incorporated (applicable where the Borrower is a limited company);

(b)	it has a valid and subsisting business registration certificate pursuant to the Business Registration Ordinance (Cap. 310 of the Laws of Hong Kong) (where applicable);

(c)	it has the power and authority and the legal capacity to perform and observe its obligations under the Facility Letter(s), Security Documents and any other ancillary documents executed in the Bank’s favour;

(d)	all necessary corporate and other action (including but not limited to any corporate resolutions required to be passed by the Borrower’s shareholders and/or directors) under all applicable laws and regulations (including but not limited to the Borrower’s Memorandum and Articles of Association) to which the Borrower is subject has been taken to authorise the use of the Facilities and the execution, delivery and performance of these General Terms and Conditions, the relevant Facility Letter, the Security Documents (if applicable) and any other ancillary documents;

(e)	these General Terms and Conditions, the relevant Facility Letter, the Security Documents (if applicable) and any other ancillary documents constitute valid and legally binding obligations of the Borrower in accordance with their terms;

(f)	it is not in default of any payment of any principal of or interest on any indebtedness for borrowed money and is not in breach of or in default under any other provision of any indenture, deed of trusts, agreement or other instrument to which it is a party and under or subject to which any such indebtedness for borrowed money has been issued or incurred and is outstanding and no event, condition or act which with the giving of notice or lapse of time, or both, would constitute an event of default under any such indenture, deed of trust, agreement or other instrument has occurred or is continuing which has not, in each case, been properly waived and/or remedied thereunder;

(g)	the entry into and performance by it of, and the transactions contemplated by, these General Terms and Conditions, the relevant Facility Letter, the Security Documents (if applicable) and any other ancillary documents, do not and will not conflict with any law or regulation applicable to it, its constitutional documents or any agreement, or instrument binding on it or any of its assets;

(h)	all information provided by the Borrower was true, complete and accurate in all material respects as at the date it was given or as at the date (if any) at which it is stated and was not misleading in any respect;

(i)	it is not subject to any existing litigation or arbitration or administrative proceeding or petition for bankruptcy or winding up before any court, tribunal, arbitrator or governmental authority and is not pending any litigation or arbitration or administrative proceeding or petition for bankruptcy or winding up and it has no knowledge of (having made all reasonable enquiries) any litigation, arbitration or administrative proceeding or petition for bankruptcy or winding up threatened against the Borrower, or any of its properties or assets, which might, in each case, result in a material adverse change or effect on the business, assets, condition (financial or otherwise) or prospects of the Borrower;

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BANK OF CHINA (HONG KONG) LIMITED

(j)	there is no arrangement with any other financier to further charge the mortgaged property(ies) under which the Bank is the first mortgagee except for those where prior written consent has been given by the Bank;

(k)	no Event of Default has occurred, or will occur as a result of execution of any of the Facility Letter(s), Security Documents and other ancillary documents and/or utilizing any of the Facilities, which has not been duly remedied or waived under the Facility Letter and/or these General Term and Conditions;

(l)	None of the members of the Obligor’s Sanctions Compliance Group and their respective directors, officers and agents:

i	is the target of any Sanctions, or is owned or controlled by any target of any Sanctions; or

ii	is located, incorporated, organised or resided in a country or territory that is, or whose government is, the target of Sanctions, which currently includes the Crimean region, Cuba, Iran, the Democratic People’s Republic of Korea and Syria.

(m)	the above representations and warranties shall be repeated and deemed to be made by the Borrower, where applicable, on each advance or drawing of the Facility(ies) and on each interest payment date, in each case by reference to the facts and circumstances then existing.

23.2	The Borrower undertakes with the Bank that it will:

(a)	promptly notify the Bank in writing on becoming aware of the occurrence of any Event of Default or potential Event of Default or any other events or circumstances which has or might have a material adverse change in or effect on the Borrower’s operations, prospects, business or condition (financial or otherwise) or the Borrower’s ability to perform its obligations hereunder and under the Facility Letter, other Security Document(s) or any other ancillary documents;

(b)	duly pay or cause to be paid all taxes, duties and other governmental charges imposed upon the Borrower;

(c)	from time to time (including in respect of the net exposure of one or more transactions under the Facilities) upon the demand of the Bank provide or procure to be provided to the Bank further cash or security acceptable to the Bank having current market value of not less than the then outstanding Facilities and/or the net exposure thereunder;

(d)	ensure that the Borrower’s obligations hereunder and under the Facility Letter, whether actual or contingent, are not subordinated to, and that they will at all times rank at least pari passu in priority of payment and in all other respects with any other of the Borrower’s unsecured obligations, except to the extent that such obligations are preferred solely by operation of law;

(e)	comply in all respects with all laws and regulations to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Facilities and Security Documents to which it is a party;

(f)	promptly notify the Bank in writing of any change of the Borrower’s particulars or the particulars of any third party guarantor(s) or security provider(s) in respect of the Borrower’s liabilities including without limitation its/their address(es) and/or telephone number(s) and/or facsimile number(s);

(g)	(in case of the Borrower being a firm, partnership or company) promptly upon the Bank’s request supply or procure to be supplied to the Bank all information, books, documents, accounts, instruments, computer or other records, orders, correspondence (whether original or copy) and other evidence (in whatever form) relating to the Facility(ies) and collection and enforcement of the Facility(ies). The Borrower shall allow any officer, employee, advisors, duly authorized representative or agent of the Bank, at all reasonable times, to attend any premises of or occupied by the Borrower or where the Borrower carries on business to inspect, check, verify and copy (at the Borrower’s expense) any of the above as the Bank may require from time to time;

(h)	promptly supply or procure to be supplied to the Bank such other documents or information reasonably required by the Bank from time to time; and

(i)	(in case of the Borrower being a firm, partnership or company) comply with, and (in any other case where any third party guarantor(s) or security provider(s) is involved) ensure any such third party guarantor(s) or security provider(s) to comply with, in each case in all material respects, with all environmental laws (including but not limited to obtain and maintain all environmental permits relevant to the operation of their business activities in the relevant countries) applicable to it or the relevant third party guarantor(s) or security provider(s); and

(j)	not directly or indirectly use, lend, contribute or otherwise make available any service or facility provided by the Bank or any proceeds thereof, or permit the same to be used, lent, contributed or otherwise made available, (i) to fund any activities or business of or with any person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target of any Sanctions; or (ii) in any manner that would result in a violation of any Sanctions by any person in any capacity.

23.3	In the case where the Borrower is a firm, partnership or company, that it undertakes with the Bank that it will NOT unless the Bank otherwise expressly agrees in writing:

(a)	merge, or consolidate with or into any other corporation or take any step with a view to dissolution, liquidation or winding up;

(b)	make any material change to the nature of the Borrower’s business as presently carried on;

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BANK OF CHINA (HONG KONG) LIMITED

(c)	create, incur or suffer or permit to exist any charge or security interest upon any of the Borrower’s property, assets, revenues and rights, present or future, except (i) in favour of the Bank or (ii) being any lien arising by operation of law and in the ordinary course of trading or entered into in the ordinary course of its banking arrangements provided that in each case the debt secured thereby is paid when due or contested in good faith;

(d)	make loans, advance moneys, grant credit to or guarantee or indemnify the liability of any person, firm or company, except for any trade credit extended to its customers on normal commercial terms and in the ordinary course of its trading activities or as permitted by the purpose of the Facility(ies);

(e)	make any change(s) to the Borrower’s Memorandum and Articles of Association (applicable if the Borrower is a limited company); or

(f)	sell, assign or dispose any of its major assets or business (as determined by the Bank) to any third party unless the proceeds of such sale, assignment or disposal are for the repayment of any outstanding under the Facilities.

23.4	In the case where the Borrower is a firm or partnership, it undertakes with the Bank that it will promptly inform all withdrawing, retiring and joining partners in writing of the representations and warranties in this Clause 23.

24.	Events of Default

24.1	Without prejudice to the other provisions herein, all amounts (including principal and interest) due or owing by the Borrower to the Bank shall, without any demand, become immediately due and payable by the Borrower and the Bank shall not be required to make any further advances under any of the Facility(ies) upon the occurrence of any of the following events of default:

(a)	the failure by any Obligors to pay any principal, interest, charges or other costs and expenses payable to the Bank in connection with the Facility(ies) on the due date;

(b)	the Borrower’s failure to pay any money, debts and liabilities owing or incurred, due but unpaid to the Bank in any manner howsoever or on any account whether as principal or surety and whether alone or jointly with any other person, firm or corporation;

(c)	any of the representations, warranties, undertakings, covenants or statements of any Obligors under the Facility Letter and/or these General Terms and Conditions and/or the Security Documents and any other ancillary documents or any information or document delivered by any Obligors to the Bank is incorrect or misleading in any material respect;

(d)	any distress, attachment, sequestration, execution or other legal process is levied, enforced or sued out on or against the assets of any Obligors;

(e)	an event occurs which, in the opinion of the Bank, has or might have a material adverse change in or effect on the business, assets condition (financial or otherwise) or prospects of any Obligors or affect or prevent the ability of any Obligors to perform its obligations under the Facility Letter and/or the Security Documents;

(f)	a payment default occurs under the provisions of any agreement or instrument evidencing or securing any financial indebtedness of any Obligors or any such financial indebtedness becomes payable or capable of being declared payable before its stated maturity;

(g)	a petition is presented or proceedings are commenced or an order is made or an effective resolution is passed for the bankruptcy or winding up of any Obligors or for the appointment of a liquidator, receiver, official administrator or similar officer in respect of any Obligors or all or any part of its business or assets or if any Obligors otherwise becomes insolvent or bankrupt under any court of law;

(h)	without prejudice to paragraph (a) above, failure of any Obligors to comply with any provision contained in these General Terms and Conditions, the Facility Letter and/or the Security Documents and any other ancillary documents which is not capable of remedy or, if can be remedied, has not been remedied within seven days of the earlier of notice form the Bank requiring its remedy or any Obligors becoming aware of the failure to comply;

(i)	any change to the direct or indirect shareholding of the Borrower or any guarantor without the prior written consent of the Bank (except if the Borrower or such guarantor is a company listed on any stock exchange);

(j)	any governmental, tax, monetary or other approval required by any Obligors in connection with the Facilities is withdrawn or revised in a way prejudicial to the interest of the Bank under the Facilities, these General Terms and Conditions, the Facility Letter or any Security Documents or any other ancillary documents;

(k)	any present or future security on or over the assets of any Obligors becomes enforceable;

(I)	it becomes unlawful for any Obligors to perform any of its obligations under these General Terms and Conditions, the Facility Letter, any Security Document or any other ancillary documents; and

(m)	the occurrence of any event which under the law of any relevant jurisdiction, has an analogous or equivalent effect to any event mentioned in this Clause 24.1.

25.	Liability of the Bank

25.1	The Bank shall not be liable for any loss or damage suffered by the Borrower or any other person as a result of:-

(a)	the withdrawal or suspension of any transaction of the Borrower or for any failure to effect or execute any of the order or instruction form the Borrower whether it is attributable, either directly or indirectly, to any circumstances or events outside the control of the Bank; and/or

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BANK OF CHINA (HONG KONG) LIMITED

(b)	(i) any mechanical, electronic or other failure, malfunction, interruption, inaccuracy or inadequacy of the Bank’s telecommunication and computer system or other equipment or its installation or operation; (ii) any incomplete or erroneous transmission of any instruction or order of the Borrower or any error in the execution of any such instruction or order (except negligence or wilful misconduct of the Bank’s authorized officers) nor for any delay, loss (including loss of profit or any economic loss), expenses or damages whatsoever incurred or suffered by the Borrower as a result of (i) and /or (ii) above; and/or

(c)	any delay, interruption or suspension howsoever caused by any third party, including but not limited to service providers or equipment suppliers, which interferes with, affects or disrupts the performance of the Bank hereunder; and/or

(d)	any instruction/ notice given by the Borrower through telephone, facsimile or electronic mail having been acted upon by the Bank.

25.2	In the case of any POD, the Bank shall have absolute discretion to refuse to purchase or discount any Payment Order without giving any reason therefor. In addition and without prejudice to the Bank’s right under all existing terms and conditions, the Bank has full recourse against the Borrower in respect of any or all of the Payment Orders purchased or discounted by the Bank form the Borrower and the Borrower shall refund to the Bank on demand at any time, whether prior to the maturity of the Payment Order or otherwise, the sum paid to the Borrower by way of the purchase or discount of the Payment Order together with interest thereon from the date of the Bank’s payment to the Borrower up to the refund by the Borrower in full.

26.	Financial Statements/Information

26.1	In case the Borrower and/or any Obligors is a limited company, the Bank shall be entitled, at any time and from time to time require the Borrower to furnish to the Bank: -

(a)	within ninety (90) days after the end of every six (6) months of each accounting period, copies of the unaudited consolidated and/or unconsolidated financial statements of the Borrower and (if applicable),any Obligors and the Borrower’s subsidiary companies duly certified by the Borrower’s director(s) and (if applicable) the director(s) of any Obligors and/or the Borrower’s subsidiary companies to be true copies of the original unaudited consolidated and/or unconsolidated financial statements; and

(b)	within one hundred and eighty (180) days from the close of the financial year of the Borrower, or (if applicable) any Obligors and the Borrower’s subsidiary companies, the original audited consolidated and/or unconsolidated annual financial statements of the Borrower or (if applicable) any Obligors and the Borrower’s subsidiary companies for such year or copies of such audited consolidated and/or unconsolidated annual financial statements duly certified by the Borrower’s director(s) and (if applicable) the director(s) of any Obligors and/or the Borrower’s subsidiary companies to be true copies of the original audited consolidated and/or unconsolidated annual financial statements.

26.2	In case the Borrower is a sole-proprietorship or partnership, the Borrower shall furnish to the Bank at the request of the Bank copies of the Borrower’s financial statements duly ce11ified by the sole-proprietor or partner(s) of the Borrower to be true copies of the original and such other information about the Borrower.

26.3	In case the Borrower is an individual, the Borrower shall furnish to the Bank at the request of the Bank certified copies of the Borrower updated income tax return, bank statements and such other information as the Bank shall from time to time require.

26.4	The Borrower shall procure that each set of financial statements delivered pursuant to Clauses 26.1 and 26.2 are prepared according to relevant generally accepted accounting principles.

27.	Miscellaneous

27.1	Subject to prior notice to the Borrower, the Bank reserves the absolute right to vary the terms of the Facilities, to increase, reduce and/or cancel any Facility or any part thereof at any time and from time to time, including without limitation, the basis of calculation of any interest, charges, commissions, fees or default interest payable under the Facility Letter(s) and to vary these General Terms and Conditions (including without limitation the Default Margin or the Default Administrative Charges), to impose a commitment fee on the daily undrawn balance of the Facilities granted, and/or to impose any additional handling charges at such rate as determined by the Bank at its sole discretion. Any variation, amendment or supplement shall be binding on the Borrower(s) if the Borrower(s) do(es) not terminate the Facility(ies) after receiving any notice of such variation, amendment or supplement.

27.2	No failure, delay or omission by the Bank in exercising any right, power, privilege or remedy shall impair such right, power, privilege or remedy or be construed as a waiver thereof, nor shall any single or partial exercise of any right, power, privilege or remedy preclude any further exercise of any other right power, privilege or remedy. Rights, powers, privileges and remedies herein provided are cumulative and do not exclude those provided by law.

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BANK OF CHINA (HONG KONG) LIMITED

27.3	Subject to Clause 27.4, any notice, demand or other communication to the Borrower shall be sent to the Borrower’s last known address or such other address as may have been notified in writing by the Borrower to the Bank and, if (i) delivered personally, shall be deemed to have been given at the time of such delivery; (ii) despatched by letter postage prepaid, shall be deemed to have been given twenty-four (24) hours after posting; and (iii) transmitted by facsimile or other electronic means, shall be deemed to have been given at the time of despatch, provided that the Bank may give oral notice to the Borrower and if it consists of more than one person, any one of them, whether personally or through the telephone, and any oral notice so given shall be immediately effective and binding upon the Borrower. Subject to Clause 11 .4, any notice or communication to the Bank shall not be effective until actually received by the Bank. If the Borrower consists of more than one person, any notice, demand or other communication shall be effective on the Bank only if given by each of them and on all of them if given by the Bank to any of them.

27.4	The Bank reserves the right to notify the Borrower of any variation of these General Terms and Conditions or any fees or changes in the standard charges for or relating to the Facilities, the Default Margin, the default interest set out in Clause 6.2 above, the Default Administrative Charges or the basis of calculation of any of them by notice displayed or posted up in the Bank’s banking halls.

27.5	These General Terms and Conditions are in addition and without prejudice to the Bank’s rights under all existing or future security and/or legal documents (if any) held by the Bank.

27.6	If the Borrower shall consist of more than one person and any Facilities are made available to such Borrowers jointly, the liabilities of the Borrowers to the Bank under those Facilities shall be joint and several and each and every provision of the Facility Letter and the terms herein shall be construed accordingly. If the Borrower is a firm (whether partnership or sole proprietorship), the Facility Letter and the terms herein shall be binding jointly and severally on all persons now or for the time being or at any time hereafter carrying on business in the name of the said firm or in succession to the said firm notwithstanding any change of members or constitution thereof.

27.7	Save as provided for in Clause 27.8, in case of conflict between (1) the terms of the Facility Letter, (2) these General Terms and Conditions and (3) any of the terms contained in the documentation mentioned in the relevant Facility Letter, (a) the terms of the Facility Letter shall prevail over these General Terms and Conditions and the terms referred to in (3), and (b) the terms referred to in (3) shall prevail over these General Terms and Conditions.

27.8	In the case where mortgage/legal charge forms prescribed by the Hong Kong Housing Authority, Hong Kong Housing Society or other similar bodies or authorities are used, whenever there is any conflict between the terms of the Facility Letter, these General Terms and Conditions and any of the terms contained in the mortgage/legal charge forms, the terms of the mortgage/legal charge forms shall prevail.

27.9	Any provision in the Facility Letter and/or these General Terms and Conditions which is or is declared by any court or tribunal of competent jurisdiction to be illegal, invalid or unenforceable in any respect under applicable law shall be severed from the Facility Letter and/or these General Terms and Conditions (as the case may be) to the maximum extent permissible by such applicable law without in any manner affecting the legality, validity or enforceability of the remaining provisions of the Facility Letter and/or these General Terms and Conditions (as the case may be), all of which shall continue in full force and effect.

27.10	In the case where a facility is subject to a separate set of General Terms and Conditions, if there is any conflict between these General Terms and Conditions and the General Terms and Conditions for the specific facility, the latter shall prevail.

27.11	Unless contrary intention appears, words importing the singular number shall include the plural number and vice versa and words importing the masculine gender shall include the feminine gender and the neuter gender.

27.12	References to any regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization.

28.	Third Party Rights

28.1	Subject to Clause 28.3, a person who is not a party to any Facility Letter has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) (the “Third Parties Ordinance”) to enforce or to enjoy the benefit of any term of such Facility Letter and/or these General Terms and Conditions.

28.2	Notwithstanding any term of any Facility Letter and/or these General Terms and Conditions, the consent of any person who is not a party to such Facility Letter is not required to rescind or vary such Facility Letter and/or these General Terms and Conditions at any time.

28.3	Any director, officer, employee, affiliate or agent of the Bank or any of the Bank’s Related Parties may, by virtue of the Third Parties Ordinance, rely on any provision of any Facility Letter and/or these General Terms and Conditions which expressly confers rights on that person.

28.4	This Clause 28 shall apply upon the commencement date of the Third Parties Ordinance (being I January 2016).

29.	Language

29.1	The Chinese version of the Facility Letter and these General Terms and Conditions are for reference only and if there is any conflict between the English version and the Chinese version, the English version shall prevail.

30.	Governing Law

30.1	The Facility Letter and these General Terms and Conditions shall be governed by and construed in accordance with the laws of Hong Kong. The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong.

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BANK OF CHINA (HONG KONG) LIMITED

1.	This Notice sets out the data policies of BOC Hong Kong (Holdings) Limited and its subsidiaries, including Bank of China (Hong Kong) Limited, BOC Credit Card (International) Limited, BOC Group Life Assurance Company Limited, Po Sang Securities Limited and BOCHK Asset Management Limited (each & “Company”, for as long as such Company remains a subsidiary of BOC Hong Cong (Holdings) Limited and notwithstanding any change in the name of the Company in respect of their respective data subjects (as hereinafter defined). The rights and obligations of each Company under this Notice are several and not pint. NO Company shall be liable for any act or omission by another Company.

2.	For the purposes of this Notice. the “Group” means the Company and its holding companies, branches, subsidiaries, representative offices and affiliates. wherever situated. Affiliates include branches, subsidiaries, representative offices and affiliates of the Company’s holding companies, wherever situated.

3.	The term “data subject(s)”, wherever mentioned in this Notice, includes the following categories of individuals:

(a)	applicants for or customers, authorized signatories, insured persons, policy holders, beneficiaries and other users of financial, insurance, credit card, securities, commodities, investment, banking and related services and products and facilities and so forth provided by a Company:

(b)	Sureties, guarantors and parties providing security, guarantee or any form of support for obligations owed to a Company;

(c)	directors, shareholders, officers and managers of any corporate applicants and data subjects/users; and

(d)	suppliers, contractors, service providers and other contractual counterparties of the Company.

For the avoidance of doubt, “data, subjects” shall not include any incorporated bodies. The contents of this Notice shall apply to all data subjects and form part of any contracts for services that the data subjects have or may enter into with the Company from time to time. If there is any inconsistency or discrepancy between this Notice and the relevant contract, this Notice shall prevail insofar as it relates to the protection of the data subjects’ personal data. Nothing in this Notice shall limit the rights of the data subjects under the Personal Data (Privacy) Ordinance (Cap. 486, Laws of Hong Kong) (the “Ordinance”).

4.	From time to time. it is necessary for the data subjects to supply the Company with data in connection with the opening or continuation of accounts and the establishment or continuation of banking facilities or provision of financial. insurance, credit card, securities, commodities, investment, banking and related services and products and facilities.

5.	Failure to supply such data may result in the Company being unable to open or continue accounts or establish or continue banking facilities or provide financial, insurance, credit card, securities, commodities, investment, banking and related services and products and facilities.

6.	Data relating to the data subjects are collected or received by the Company from various sources from time to time. Such data may include, but not limited to, data collected from data subjects in the ordinary course of the continuation of the relationship between the Company and data subjects, for example, when data subjects write cheques, deposit money. effect transactions through credit cards issued or serviced by the Company or generally communicate verbally or in writing with the Company, and data obtained from other sources (for example, credit reference agencies approved for participation in the Multiple Credit Reference Agencies Model (hereinafter referred to as “credit reference agencies”)). Data may also be generated or combined with other information, available to the Company or any member of the Group.

7.	The purposes for which the data relating to the data subjects may be used are as follows:

(a)	assessing the merits and suitability of the data subjects as actual or potential applicants for financial, insurance, credit card, securities, commodities, investment, banking and related services and products and facilities and/or processing and/or approving their applications, variation, renewals, cancellations, reinstatements and claims;

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(b)	facilitating the daily operation of the services, credit facilities provided to and/or insurance policies issued to the data subjects:

(c)	conducting credit chocks whenever appropriate (including, without limitation, at the time of application for credit and at the time of regular or special reviews which normally will take place one or more times each year) and carrying out matching procedures (as defined in the Ordinance);

(d)	creating and maintaining the Company’s scoring models;

(e)	providing reference:

(f)	assisting other credit providers in Hong Kong approved for participation in the Multiple Credit Reference Agencies Model (hereinafter referred to as “credit providers”) to conduct credit checks and collect debts;

(g)	ensuring ongoing credit worthiness of data subjects;

(h)	researching, customer profiling and segmentation and/or designing financial, insurance, credit card, securities, commodities, investment, banking and related services and products and facilities for data subjects’ use;

(i)	marketing services, products and other subjects (please see further details in paragraph 10 below);

(j)	determining amounts owed to or by the data subjects;

(k)	enforcing data subjects obligations, including without limitation the collection of amounts outstanding from data subjects and those providing security for data subjects’ obligations;

(l)	complying with the obligations, requirements or arrangements for disclosing and using data that apply to the Company or any of its branches or that it is expected to comply according to:

(i)	any law binding or applying to it within or outside the Hong Kong Special Administrative Region existing currently and in the future (e.g. the Inland Revenue Ordinance and its provisions including those concerning automatic exchange of financial account information):

(ii)	any guidelines or guidance given or issued by any legal, regulatory, governmental, tax, law enforcement or other authorities, or self-regulatory or industry bodies or associations of financial services providers within or outside the Hong Kong Special Administrative Region existing currently and in the future (e.g. guidelines or guidance given or issued by the Inland Revenue Department including those concerning automatic exchange of financial account information); and

(iii)	any present or future contractual or other commitment with local or foreign legal, regulatory, governmental, tax, law enforcement or other authorities, or self-regulatory or industry bodies or associations of financial services providers that is assumed by or imposed on the Company or any of its branches by reason of its financial, commercial, business or other interests or activities in or related to the jurisdiction of the relevant local or foreign legal, regulatory, governmental, tax, law enforcement or other authority, or self-regulatory or industry bodies or associations;

(m)	complying with any obligations. requirements, policies, procedures, measures or arrangements for sharing data and information within the Group and/or any other use of data and information in accordance with any group-wide programmes for compliance with sanctions or prevention or detection of money laundering, terrorist financing or other unlawful activities:

(n)	enabling an actual or proposed assignee of the Company, or participant or sub-participant of the Company’s rights in respect of the data subjects to evaluate the transaction intended to be the subject of the assignment, participation or sub-participation;

(o)	comparing data of data subjects or other persons for credit chocking, data verification or otherwise producing or verifying data, whether or not for the purpose of taking adverse action against the data subjects;

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(p)	maintaining a credit history or otherwise, a record of data subjects (whether or not there exists any relationship between data subjects and the Company) for present and future reference: and

(q)	purposes incidental, associated or relating to Paragraph 7

8.	Data held by the Company relating to data subjects will be kept confidential but the Company may provide and disclose (as defined in the Ordinance) such data to the following parties for the purposes set out in the previous paragraph:

(a)	any agent, contractor or third party service provider who provides administrative, telecommunications, computer, payment or securities clearing or other services to the Company in connection with the operation of its business, wherever situated;

(b)	any other person under a duty of confidentiality to the Company including any member of the Group which has undertaken to keep such information confidential;

(c)	the drawee bank providing a copy of a paid cheque (which may contain information about the payee) to the drawer:

(d)	any person making payment into the data subject’s account:

(e)	any person receiving payment from the data subject, the banker of such person and any intermediaries which may handle or process such payment;

(f)	credit reference agencies (including the operator of any centralized database used by credit reference agencies), and, in the event of default, to debt collection agencies;

(g)	any financial institutions, charge or credit card issuing companies, insurance company, securities and investment company with which the data subjects have or propose to have dealings; and any reinsurance and claims investigation companies, insurance industry associations and federations and their members;

(h)	any person to whom the Company or any of its branches is under an obligation or otherwise required to make disclosure under the requirements of any law binding on or applying to the Company or any of its branches, or any disclosure under and for the purposes of any guidelines or guidance given or issued by any legal, regulatory, governmental, tax, law enforcement or other authorities, or self-regulatory or industry bodies or associations of financial services providers with which the Company or any of its branches are expected to comply, or any disclosure pursuant to any contractual or other commitment of the Company or any of its branches with local or foreign legal, regulatory, governmental, tax, law enforcement or other authorities, or self-regulatory or industry bodies or associations of financial services providers, all of which may be within or outside the Hong Kong Special Administrative Region and may be existing currently and in the future:

(i)	any actual or proposed assignee of the Company or participant or sub-participant or transferee of the Company’s rights in respect of the data subject, and

(j)	(i)	any member of the Group;

	(ii)	third party financial institutions, insurers, credit card companies, securities, commodities and investment services providers:

	(iii)	third party reward, loyalty, co-branding and privileges programme providers;

	(iv)	co-branding partners of the Company and the Group (the names of such co-branding partners can be found in the application form(s) for the relevant services and products, as the case may be);

	(v)	charitable or non-profit making organizations: and

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(vi)	external service providers (including but not limited to mailing houses, telecommunication companies, telemarketing and direct sales agents, call centers, data processing companies and information technology companies) that the Company engages for the purposes set out in paragraph (7)(i) above, whomever situated.

The Company may from time to time transfer the data relating to the data subjects to a place outside the Hong Kong Special Administrative Region for the purposes set out in paragraph 7 above

9.	With respect to data in connection with mortgages applied by the data subject (if applicable, and whether as a borrower, mortgagor or guarantor and whether in the data subjects sole name or in joint names with others) on or after 1 April 2011, the following data relating to the data subject (including any updated data of any of the following data from time to time) may be provided by the Company, on its own behalf and/or as agent, to credit reference agencies:

(a)	full name:

(b)	capacity in respect of each mortgage (as borrower, mortgagor or guarantor, and whether in the data subject’s sole name or in joint names with others);

(c)	identity card number or travel document number,

(d)	date of birth;

(e)	correspondence address;

(f)	mortgage account number in respect of each mortgage:

(g)	type of the facility in respect of each mortgage:

(h)	mortgage account status in respect of each mortgage (e.g., active, closed, write-off (other than due to a bankruptcy order), write-off due to a bankruptcy order); and

(i)	if any, mortgage account closed date in respect of each mortgage.

Credit reference agencies will use the above data supplied by the Company for the purposes of compiling a count of the number of mortgages from time to time held by the data subject with credit providers, as borrower, mortgagor or guarantor respectively and whether in the data subject’s sole name or in joint names with others, for sharing in the consumer credit databases of the credit reference agencies by credit providers (subject to the requirements of the Code of Practice on Consumer Credit Data approved and issued under the Ordinance).

10.	USE OF DATA IN DIRECT MARKETING

The Company intends to use the data subject’s data in direct marketing and the Company requires the data subject’s consent (which includes an indication of no objection) for that purpose. In this connection, please note that:

(a)	the name, contact details, products and services portfolio information, transaction pattern and behaviour, financial background and demographic data of the data subject held by the Company from time to time may be used by the Company in direct marketing:

(b)	the following classes of services, products and subjects may be marketed:

(i)	financial, insurance, credit card, securities, commodities. investment, banking and related services and products and facilities:

(ii)	reward, loyalty or privileges programmes and related services and products;

(iii)	services and products offered by the Company’s co-branding partners (the names of such co-branding partners can be found in the application form(s) for the relevant services and products, as the case may be); and

(iv)	donations and contributions for charitable and/or non-profit making purposes:

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(c)	the above services, products and subjects may be provided or (in the case of donations and contributions) solicited by the Company and/or:

(i)	any member of the Group;

(ii)	third party financial institutions, insurers, credit card companies, securities, commodities and investment services providers;

(iii)	third party reward, loyalty, co-branding or privileges programme providers;

(iv)	co-branding partners of the Company and the Group (the names of such co-branding partners can be found in the application form(s) for the relevant services and products, as the case may be); and

(V)	charitable or non-profit making organisations;

(d)	in addition to marketing the above services, products and subjects itself, the Company also intends to provide the data described in paragraph 10(a) above to all or any of the persons described in paragraph 10(c) above for use by them in marketing those services, products and subjects, and the Company requires the data subject’s written consent (which includes an indication of no objection) for that purpose:

If a data subject does not wish the Company to use or provide to other persons his/her data for use in direct marketing as described above, the data subject may exercise his/her opt-out right by notifying the Company.

11.	TRANSFER OF PERSONAL DATA TO DATA SUBJECT’S THIRD PARTY SERVICE PROVIDERS USING THE COMPANY’S OPEN APPLICATION PROGRAMMING INTERFACES (“Open AP!” )

The Company may, in accordance with the data subject’s instructions to the Company or third party service providers engaged by the data subject, transfer data subjects data to third party service providers using the Company’s Open API for the purposes notified to the data subject by the Company or third party service providers and/or as consented to by the data subject in accordance with the Ordinance.

12.	Under and in accordance with the terms of the Ordinance and the Code of Practice on Consumer Credit Data, any data subject has the right:

(a)	to check whether the Company holds data about him/her and of access to such data;

(b)	to require the Company to correct any data relating to him/her which is inaccurate;

(c)	to ascertain the Company’s policies and practices in relation to data and to be informed of the kind of personal data held by the Company;

(d)	to be informed on request which items of data are routinely disclosed to credit reference agencies or debt collection agencies, and be provided with further information to enable the making of access and correction requests to the relevant credit reference agency(ies) or debt collection agency(ies); and

(e)

in relation to any account data (including, for the avoidance of doubt, any account repayment data) which has been provided by the Company to a credit reference agency, to instruct the Company, upon termination of the account by fall repayment, to make a request to the credit reference agency to delete such account data from its database, as long as the instruction is given within five years of termination and at no time was there any default of payment in relation to the account, lasting in excess of 60 days within five years immediately before account termination. Account repayment data include amount last due, amount of payment made during the last reporting period (being a period not exceeding 31 days immediately preceding the last contribution of account data by the Company to the credit reference agency), remaining available credit or outstanding balance and default data (being amount past due and number of days past due, date of settlement of amount past due, and date of final settlement of amount in default lasting in excess of 60 days (if any)).

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13.	In the event of any default of payment relating to an account, unless the amount in default is fully repaid or written off (other than due to a bankruptcy order) before the expiry of 50 days from the date such default occurred, the account repayment data (as defined in paragraph 12(e) above) may be retained by credit reference agencies until the expiry of five years from the date of final settlement of the amount in default.

14.	In the event any amount in an account is written-off due to a bankruptcy order being made against the data subject, the account repayment data (as defined in paragraph 12(c) above) may be retained by credit reference agencies, regardless of whether the account repayment data reveal any default of payment lasting in excess of 60 days, until the expiry of five years from the date of final settlement of the amount in default or the expiry of five years from the date of discharge from a bankruptcy as notified by the data subject with evidence to the credit reference agency(ies), whichever is earlier.

15.	In accordance with the terms of the Ordinance, the Company has the right to charge a reasonable fee for the processing of any data access request.

16.	The persons to whom requests for access to data or correction of data or for information regarding policies and practices and kinds of data held are to be addressed are as follows:

Bank of China (Hong Kong) Limited	BOC Credit Card (International) Limited	BOC Group Life Assurance Company Limited
The Data Protection Officer	The Data Protection Officer	The Data Protection Officer

Bank of China (Hong Kong) Limited	BOC Credit Card (International) Limited	BOC Group Life Assurance Company Limited

Bank of China Tower 1 Garden Road Hong Kong	15/F, BOC Credit Card Centre 68 Connaught Road West Hong Kong	13/F, 1111 King’s Road Taikoo Shing Hong Kong

Facsimile: (852) 3717 4635	Facsimile: (852) 2541 5415	Facsimile: (852) 2522 1219

Po Sang Securities Limited	BOCHK Asse: Management Limited

The Data Protection Officer	The Data Protection Officer

Po Sang Securitics Limited	BOCHK Asset Management Limited

4/F, BOC Yuen Long Commercial Centre, 102-108 Castle Peak Road Yuen Long New Territories Hong Kong	40/F, Bank of China Tower I Garden Road Hong Kong

Facsimile: (852) 2905 1909	Facsimile: (852) 2532 8216

17.	The Company may have obtained credit report(s) on the data subject from uredit reference agency(ies) in considering any application for credit. In the event that the data subject wishes to access the credit report(s), the Company will advise the contact details of the relevant credit reference agency(ies).

18.	If there is any inconsistency between the English version and the Chinese version of this Notice, the Chinese version shall prevail in relation to any matters arising in the Mainland China exclusive of the Hong Kong Special Administrative Region, and the English version shall prevail in relation to any matters arising in the Hong Kong Special Administrative Region and elsewhere.

Oct 2022

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